                                                                    EXHIBIT 10.1

                                                                       EXECUTION

================================================================================

                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                          CAPS GROUP ACQUISITION, LLC,
                      AN ILLINOIS LIMITED LIABILITY COMPANY

                                       AND

                                  SCHAWK, INC.,
                             A DELAWARE CORPORATION

                         AND THE FOLLOWING WHOLLY-OWNED
                 DIRECT OR INDIRECT SUBSIDIARIES OF SCHAWK, INC.

                              SCHAWK HOLDINGS, INC.

                                       AND

                                SCHAWK USA, INC.

================================================================================

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
1.   PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES..............     2
     1.1  Purchase and Sale of Assets....................................     2
     1.2  Excluded Assets................................................     4
     1.3  Assumed and Excluded Liabilities...............................     5
     1.4  Purchase Price Calculation.....................................     6
     1.5  Payment of Purchase Price......................................     7
     1.6  Post-Closing Adjustment........................................     7
     1.7  Dispute Resolution-Post-Closing Adjustment.....................     7


2.   REPRESENTATIONS AND WARRANTIES......................................     8
     2.1  Representations and Warranties of Seller.......................     8
     2.2  Representations and Warranties of Buyer........................    29
     2.3  Survival of Warranties and Representations.....................    30
     2.4  Knowledge......................................................    30


3.   AGREEMENTS PENDING CLOSING..........................................    31
     3.1  Agreements of Seller Pending the Closing.......................    31
     3.2  Agreements of Buyer Pending the Closing........................    33


4.   CONDITIONS PRECEDENT TO THE CLOSING.................................    33
     4.1  Conditions Precedent to Buyer's Obligations....................    33
     4.2  Conditions Precedent to the Obligations of Seller..............    36


5.   CLOSING DATE AND DOCUMENTS..........................................    37
     5.1  Closing Date...................................................    37
     5.2  Seller's Deliveries............................................    37
     5.3  Buyer's Deliveries.............................................    39
     5.4  Third Party Consents...........................................    39
     5.5  Transaction Costs..............................................    40
     5.6  Further Assurances.............................................    40
     5.7  Post-Closing Receipts..........................................    41


6.   INDEMNIFICATION.....................................................    41
     6.1  Seller's Agreement to Indemnify................................    41
     6.2  Buyer's Agreement to Indemnify.................................    43
     6.3  Procedures for Making Claims...................................    43
     6.4  Defense Procedure for Third Party Claims.......................    43
     6.5  Warranty Claims................................................    44
     6.6  Consent to Jurisdiction, Etc...................................    44
     6.7  Intentionally Omitted..........................................    44
     6.8  Compliance with Bulk Sales Laws................................    44
     6.9  Limitation on Indemnity........................................    45


7.   OTHER AGREEMENTS....................................................    46
     7.1  Intentionally Omitted..........................................    46
     7.2  Allocation of Purchase Price...................................    46

                                TABLE OF CONTENTS
                                   (Continued)

                                                                            PAGE
                                                                            ----
     7.3  Covenant Not to Compete........................................    46
     7.4  Termination of Employees.......................................    48
     7.5  Conditions to Closing..........................................    48
     7.6  Tax Cooperation................................................    48
     7.7  Employees of the Business......................................    48


8.   MISCELLANEOUS.......................................................    49
     8.1  Termination....................................................    49
     8.2  Entire Agreement and Modification..............................    49
     8.3  Sole Benefit...................................................    49
     8.4  Severability...................................................    50
     8.5  Waiver.........................................................    50
     8.6  Governing Law..................................................    50
     8.7  Public Announcement............................................    50
     8.8  Notices........................................................    50
     8.9  Currency.......................................................    51
     8.10 Assignment.....................................................    51
     8.11 Counterparts...................................................    52
     8.12 Section Headings; Gender; Person...............................    52
     8.13 Prevailing Party...............................................    52
     8.14 Jury Waiver....................................................    52
     8.15 Other Definitions..............................................    52
     8.16 Arbitration....................................................    53

                             SCHEDULES AND EXHIBITS*

Schedule 1.1.1           Equipment
Schedule 1.1.2           Customer Lists
Schedule 1.1.3           Assumed Contracts
Schedule 1.1.4           Inventory
Schedule 1.1.5           Memberships
Schedule 1.1.6           Marketing and Reference Materials
Schedule 1.1.7           Receivables
Schedule 1.1.9           Authorizations
Schedule 1.1.10          Goodwill and Trade Names
Schedule 1.1.11          Intellectual Property
Schedule 1.1.12          Security Deposits and Prepaid Expenses
Schedule 1.1.13          Other Assets
Schedule 1.2             Excluded Assets
Schedule 1.3             Assumed and Excluded Liabilities
Schedule 1.3(e)          Certain Compensation to Employees/Executive Officers
Schedule 2.1.2           Conflicts; Defaults; Consents
Schedule 2.1.3           Liens
Schedule 2.1.4           Condition of Assets
Schedule 2.1.6           Customers; Distributors; Contractors; Suppliers
Schedule 2.1.10          Financial Statements
Schedule 2.1.11          Absence of Undisclosed Liabilities
Schedule 2.1.17          Insurance
Schedule 2.1.18          Contracts and Commitments
Schedule 2.1.19          Labor Matters; Employee Relations
Schedule 2.1.20          Employee Plans
Schedule 2.1.21          Intellectual Property Agreements and Rights
Schedule 2.1.22          Premises
Schedule 2.1.23          Environmental
Schedule 2.1.25          Warranty; Product Liability Claims
Schedule 2.1.26          The Software
Schedule 2.1.27          Other Material Adverse Information
Schedule 7.2             Allocation of Purchase Price

Exhibit A                Intentionally Omitted
Exhibit B                Working Capital Formula Sheet
Exhibit C                Opinion of Seller
Exhibit D                License Agreement
Exhibit E, E-1 and E-2   Lease Agreements
Exhibit F                Transition Services Agreement
Exhibit G                Opinion of Buyer
Exhibit H                401(k) Plan Spinoff Agreement
Exhibit I                Waiver

* Schedules and exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Schawk, Inc. will furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

                            ASSET PURCHASE AGREEMENT

     ASSET PURCHASE AGREEMENT (hereinafter the referenced above ("AGREEMENT"), made and entered into this 3rd day of March, 2006, by and between CAPS GROUP ACQUISITION, LLC, an Illinois limited liability company ("BUYER") and SCHAWK, INC., a Delaware corporation ("SCHAWK") and each of the direct or indirect wholly-owned subsidiaries of Schawk, Inc. signatories hereto (Schawk and such subsidiaries are hereinafter collectively and individually referred to as "SELLER").

                                    RECITALS:

     WHEREAS, Seller, is in the business of providing printing and pre-press services through its Seven Worldwide Publications, Books and Catalog operating unit (the "SEVEN WORLDWIDE PUBLICATIONS, BOOKS AND CATALOG BUSINESS") and is in the business of providing certain other printing, pre-press, imaging and other services;

     WHEREAS, Buyer wishes to purchase the Seven Worldwide Publications, Books and Catalog Business and certain other operations of Seller described below, namely, all of Seller's Black Dot division operation, excluding the accounts with Sears and its affiliates, including, without limitation, the Great Indoors account, operating at 6115 Official Road, 6209 Official Road, 6210 Factory Road and 6220 Factory Road, Crystal Lake, Illinois (the "CRYSTAL LAKE OPERATIONS"); all of Seller's operations at 1001 W. North Street, Pontiac, Illinois (the "PONTIAC OPERATIONS"); all of Seller's operations at 2606 East Livingston Street, Orlando, Florida (the "ORLANDO OPERATIONS"); all of Seller's operations at 1620 Central Street, Lower level, 1st and 2nd Floors, Evanston, Illinois (the "EVANSTON OPERATIONS"); all of Seller's operations at 450 West 33rd Street, 11th Floor, New York, specifically including the Hudson Yards retouching business, the on-site facilities at McGraw-Hill and Newsweek, the on-site facilities of Time, Inc. and that portion of Seller's operations relating to the Kero Road Transferred Accounts (collectively, the "NEW YORK OPERATIONS"), and, together with the Crystal Lake Operations, Pontiac Operations, Orlando Operations and Evanston Operations, the "BUSINESS"). Not in limitation of the foregoing, the Business includes the following account work done in New York to the extent such type of work has been done prior to the "Closing Date" (as defined below): the General Motors work from Lowe and Partners, the Kraft work from various agencies, the KMart work directed by Martha Stewart Omnimedia (for the Martha Stewart Line), the ad work directed by agencies for Elizabeth Arden and Unilever, and the Rolex account for J. Walter Thompson internationally. The portion of Seller's business and operations not included within the Business is hereinafter referred to as the "RETAINED BUSINESS". The parties hereto agree that Seller's Designer's Atelier division shall be included within the Retained Business.

     WHEREAS, Seller desires to sell to Buyer, upon the terms and subject to the conditions hereinafter set forth, the Business and that portion of Seller's properties and assets substantially and primarily used in connection with the Business, as well as certain specified liabilities, which assets include, without limitation, the goodwill, accounts receivable, equipment, assumed contracts, marketing materials, permits, customer lists, memberships, inventory, work in process, trade names, and general intangibles of Seller used primarily and substantially in the operation of the Business (but which assets shall exclude the "EXCLUDED ASSETS" (as defined below); and

     WHEREAS, Buyer desires to purchase and acquire from Seller, upon the terms and subject to the conditions hereinafter set forth, the Business and the "PURCHASED ASSETS" (as defined below) and to assume the "ASSUMED LIABILITIES" (as defined below);

     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged by the parties hereto, Buyer and Seller on the basis of, and in reliance upon, the representations, warranties, covenants, obligations and agreements set forth in this Agreement, and upon the terms and subject to the conditions contained herein, hereby agree as follows:

1.   PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

     1.1 Purchase and Sale of Assets. Seller shall, and hereby does, effective as of the Closing Date (as hereinafter defined in Section 3.1 hereof), sell, assign, transfer, and deliver to Buyer free and clear of all Encumbrances (other than Permitted Encumbrances) and Buyer shall and hereby does effective as of the Closing Date, purchase and acquire from Seller the Business together with the following assets, properties, rights and interests of Seller, wherever situated, as the same exist as of the Closing Date (such Business together with the assets, properties, rights and interests of the Business being hereinafter collectively called the "ACQUIRED ASSETS"):

          1.1.1 Equipment. All equipment owned or leased by Seller used substantially and primarily in the operation of the Business including, without limitation, trucks, other vehicles, machinery, and computers, and supplies and tools used to repair such equipment, and goods and other tangible personal property of Seller including any and all policy manuals and records relating to such equipment ("EQUIPMENT"), including, without limitation, all personalty listed on Schedule 1.1.1, attached to and made a part hereof.

          1.1.2 Customer Lists. All lists of the persons or entities to whom or to which Seller has provided goods or services pertaining to the Business at any time prior to the Closing date including, without limitation, customers relating to bids in process or outstanding proposals, all as listed on Schedule 1.1.2 (collectively, the "CUSTOMERS").

          1.1.3 Assumed Contracts. All assignable rights Seller may have under any and all agreements, contracts, including customer contracts and supplier contracts, licenses and leases and pending orders pertaining to the Business, including without limitation, the Agreement by and between Black Dot Graphics, Inc. and Ettore G. Nardulli dated April 1, 2004 (the "NARDULLI EMPLOYMENT AGREEMENT") (all as listed on Schedule 1.1.3) ("ASSUMED CONTRACTS"), but excluding all Employee Plans (as defined herein).

          1.1.4 Inventory. All inventory (collectively, "INVENTORY") of Seller pertaining to the Business including as described on Schedule 1.1.4 hereto, including all raw materials, work in process relating to work that has not yet been completed and/or has not yet been billed, and finished goods, reflected in the Financial Statements (as hereinafter defined), and the Inventory acquired since the date thereof; provided, however, that Seller shall sell and Buyer shall purchase only good and usable Inventory, but not obsolete or unusable Inventory or Inventory in excess of two (2) years' actual historical usage as of the Closing Date.

          1.1.5 Memberships. All assignable rights of Seller in and to any memberships of Seller pertaining to the Business which Buyer elects to assume (all as listed on Schedule 1.1.5).

          1.1.6 Marketing and Reference Materials. Any and all marketing and reference materials utilized substantially and primarily in the Business including, without limitation, any and all product literature and/or brochures, technical documents, computer software and ancillary materials, referral lists, marketing leads, telephone numbers, websites, facsimile numbers and the domain names, names for any catalogs and the books and publications business, email addresses and internet home pages and similar assets utilized by Seller primarily and substantially in the conduct of the Business.

          1.1.7 Accounts Receivable. All accounts receivable of Seller arising out of the sale of goods and services by the Business outstanding as of or prior to the Closing Date which are acceptable to Buyer net of reserves, including as set forth on Schedule 1.1.7 attached hereto ("RECEIVABLES").

          1.1.8 Furniture and Fixtures. Any and all furniture and fixtures (the "FURNITURE AND FIXTURES") owned by Seller and used primarily and substantially in relation to the Business and including, without limitation, as set forth on Schedule 1.1.1 attached hereto and made a part hereof.

          1.1.9 Authorizations. All rights under any permit, registration, franchise, license, easement, right, application, filing, approval or authorization of any nature applicable to the Business, to the extent assignable (collectively, "AUTHORIZATIONS") including, without limitation, all as listed on Schedule 1.1.9, attached to and made a part hereof;

          1.1.10 Goodwill and Trade Names. The Business and associated goodwill of Seller related to the Business, as a going concern as well as any and all proprietary rights of Seller in and to the names Black Dot, Applied Graphics Technologies, HudsonYards, Agile Enterprises and Typo-Graphics and the goodwill related thereto. Without limiting the foregoing, Seller shall cooperate with Buyer in transferring to Buyer any and all customer leads, referrals, and inquiries pertaining to the Business. Seller shall refer to Buyer any customer calls or referrals received after the Closing Date with respect to the Business. Except as provided below, Seller agrees to cease using the names Black Dot, Applied Graphics Technologies, HudsonYards, Agile Enterprises and Typo-Graphics and any name similar thereto as of the Closing Date and to execute and/or file any and all necessary documents, instruments and certificates to accomplish such name changes and to use an expedited filing process and pay all fees and charges related to such filings listed on Schedule 1.1.10. The foregoing notwithstanding, Buyer acknowledges that after the Closing Date, Seller may continue to use the trade name Applied Graphics Technology and Agile Enterprises in connection with existing contracts and agreements of the Retained Business (but not with respect to any contracts or agreements entered into after the Closing Date).

          1.1.11 Intellectual Property. All rights under any patent application, patent, trademark, service mark, trade dress, trade name or copyright, whether registered or unregistered, internet domain name, and any applications therefor; and all technologies, methods, formulations, data bases, trade secrets, know how, inventions and other intellectual property owned or licensed by Seller and used substantially and primarily in the Business or under development with respect to the Business; and all computer software primarily and substantially used in connection with the Business (including documentation and related object and source codes) and the goodwill related to all of the foregoing but only to the extent of, the intellectual property listed on Schedule 1.1.11 (collectively, the "INTELLECTUAL PROPERTY"); provided, however, that the Intellectual Property shall not include (x) the TeamBase and Digital Link software (the "TEAMBASE AND DIGITAL LINK SOFTWARE"), which shall be licensed to Buyer pursuant to the License Agreement or (y) the Studio Eye software, which is used by Seller's Ambrosi's operating unit and which shall not be licensed to Buyer.

          1.1.12 Security Deposits and Prepaid Expenses. All security deposits and prepaid expenses of Seller as they pertain to the Business listed on
     Schedule 1.1.12.

          1.1.13 Other Assets. Any and all other assets and properties of Seller of every kind, character and description, whether tangible, intangible, real, personal or mixed, and wherever located or by whomever possessed pertaining primarily and substantially to the Business including, without limitation, supplies on hand, all financial accounting and business related books and records pertaining substantially and primarily to the Business, or any of the Acquired Assets (provided that Seller's accountant shall be permitted to retain all records of Seller that it holds, but Buyer shall be provided access thereto to the extent pertaining primarily and substantially to the Business, and may, at its expense, make copies thereof), existing advertising, technical manuals, any and all policy and/or procedure manuals pertaining primarily and substantially to the Business, all rights or choses in action arising out of occurrences before or after the Closing (as hereinafter defined) pertaining primarily and substantially to the Business including, without limitation, all rights under express or implied warranties relating to the Acquired Assets, and all information and records (including, without limitation, personnel records to the extent not prohibited by law), whether reduced to physical form or otherwise, acquired for, used in, or in any way primarily related to the Business listed on Schedule 1.1.13. The foregoing notwithstanding, Buyer acknowledges that Seller may retain the pre-Closing Date original personnel records of employees of the Business who are hired by Buyer so long as Seller has made complete copies of said records and delivered such copies to Buyer. Seller agrees to pay the entire cost for any such copying, and furthermore, Seller will assume the responsibility for making all such copies. Pre-Closing personnel records of employees of the Business who are not retained by Buyer shall remain Seller's property.

     1.2 Excluded Assets. Notwithstanding the foregoing, the Acquired Assets shall not include any of the following assets (collectively, the "EXCLUDED ASSETS"):

               (a) cash and cash equivalents of Seller;

               (b) the tax returns, books of account or other records having to do with the organization of Seller;

               (c) the real estate holdings of the Business as set forth on
          Schedule 1.2, including, without limitation, the Owned Real Property (as hereinafter defined).

               (d) the rights which accrue or will accrue to Seller under this Agreement;

               (e) the rights to any of Seller's claims for any federal, state, local, or foreign tax refunds; or

               (f) the other assets, properties or rights of Seller which are not part of the Business and which constitute or are used in the Retained Business, including, without limitation, those assets listed on Schedule 1.2 hereof.

     1.3 Assumed and Excluded Liabilities. Except for (x) those categories of current liabilities set forth on Exhibit B hereto as of the Closing Date, (y) obligations arising under Assumed Contracts on or after the Closing Date and (z) liabilities and obligations arising under the 401(k) Plan Spinoff Agreement to the extent (and only to the extent) provided for in said 401(k) Plan Spinoff Agreement (collectively, the "ASSUMED LIABILITIES"), Buyer shall not assume or be liable for, and Seller shall retain, discharge and perform, any and all liabilities and obligations of Seller, including, without limitation, the following (collectively, the "EXCLUDED LIABILITIES"):

               (a) Any liability, expense or cost relating to claims against Seller for personal injury or property damage arising from or relating to, in whole or in part, any event occurring prior to Closing;

               (b) Any liability or obligation of Seller arising from or relating to services provided, goods produced, sold or distributed by Seller prior to Closing;

               (c) Any liability or obligation of Seller for loans or other debts of Seller;

               (d) Any liability or obligation of Seller under any real estate lease or in relation to any real estate owned or operated by Seller (other than leases included within Assumed Contracts for the liabilities or obligations accruing after the Closing);

               (e) Except as set forth on Exhibit B hereto, any liability or obligation of Seller to any employee of Seller for any stay bonuses, severance, or related items to be paid to any key employees, agents and executive officers of Seller;

               (f) Any obligation of Seller for Taxes (as hereinafter defined) (including interest and penalties) imposed by any state, federal or other entity arising from, on, or out of the ownership, use or operation of the Acquired Assets prior to Closing, or arising from, on, or out of the sale or conveyance by Seller of the Acquired Assets pursuant to this Agreement other than those Taxes arising from the conveyance of the Acquired Assets to Buyer which by applicable law are assessed against the purchaser of such assets (which such Taxes shall be included in the Assumed Liabilities);

               (g) Any obligation of Seller for expenses incurred in connection with the sale or conveyance of the Acquired Assets pursuant to this Agreement, including, without limitation, the fees and expenses of attorneys, accountants, brokers and other advisors and agents;

               (h) Any liability related to rent for the vacated space on the twelfth floor of the Newsweek building in New York, New York;

               (i) Any liability related to the union and employment discrimination claims related to the merger or consolidation of Seller's operating units or divisions prior to the Closing Date;

               (j) Any environmental liability occurring before the Closing;

               (k) Any OSHA-related liabilities, including, but not limited to, OSHA Complaint No. 203439302 (OSHA Complaint No. 203439302) incurred or occurring as a result of the operations of the Business prior to the Closing Date;

               (l) Any obligation or liability of Seller for health benefits, welfare benefits, pension or retirement benefits which have accrued prior to Closing; except for those items included within the classification of accrued expenses on Exhibit B;

               (m) Any liability of Buyer related to the "Plan" (as defined in the 401(k) Plan Spinoff Agreement) except to the extent provided in such 401(k) Plan Spinoff Agreement.

               (n) Any other liability, contract, commitment or obligation (whether known or unknown, fixed or contingent, liquidated or unliquidated) arising out of or relating to the ownership, use or operation of the Acquired Assets prior to Closing and not included within the Assumed Liabilities; and

               (o) Any liability or obligation of Seller arising under this Agreement.

     Within a reasonable time prior to Closing (as hereinafter defined), Buyer shall have the right to review the proposed Assumed Liabilities of Seller and refuse to be responsible for any Assumed Liabilities that are unrelated to the Business. Buyer hereby agrees and covenants to perform and discharge and fully indemnify Seller from all costs, expenses and damages relating to the Assumed Liabilities. Seller hereby agrees and covenants to indemnify Buyer from all costs, expenses and damages relating to the Excluded Liabilities.

     1.4 Purchase Price Calculation. The Purchase Price ("PURCHASE PRICE") shall be Twenty-Nine Million and No/100 Dollars ($29,000,000.00) plus the amount of the Assumed Liabilities. The Purchase Price shall be subject to adjustment and the Post-Closing Adjustment (as hereinafter defined).

     1.5 Payment of Purchase Price. The Purchase Price shall be paid as follows:

          1.5.1 Cash Purchase Price. At the Closing on the Closing Date, Buyer shall pay to Seller or as otherwise directed by Seller an amount ("CASH PURCHASE PRICE") equal to Twenty-Nine Million and No/100 Dollars ($29,000,000.00) in the form of a certified or cashier's check, or by wire transfer of immediately available funds.

     1.6 Post-Closing Adjustment. On or prior to the Closing Date (as hereinafter defined), Seller shall provide Buyer with its estimated balance sheet and income statement reflecting Seller's estimated calculation of working capital (as hereinafter defined) as of the Closing Date (collectively, the "SELLER'S ESTIMATED CLOSING BALANCE SHEET"). Within one hundred and 20 (120) days after Closing, Seller shall have prepared, at Seller's/Buyer's expense on a 50/50 basis, through an accountant engaged by Seller, an audited balance sheet in accordance with generally accepted accounting principles as of the Closing Date (the "CLOSING BALANCE Sheet"), for purposes of confirming the accuracy of the calculation of Working Capital as of the Closing Date. Based upon such Closing Balance Sheet, the parties agree that the amount of the Purchase Price shall be adjusted upwards or downwards, as appropriate (the "POST-CLOSING ADJUSTMENT"), on a dollar-for-dollar basis to the extent that the amount of the Working Capital of Seller calculated using the Closing Balance Sheet is greater than or less than, as the case may be, Eleven Million Eight Hundred Seventy-Two Thousand and No/100 Dollars ($11,872,000.00) (the "TARGET WORKING CAPITAL") plus or minus Five Hundred Thousand and No/100 Dollars ($500,000.00). If the Target Working Capital is greater than the Working Capital by more than Five Hundred Thousand and No/100 Dollars ($500,000.00), then within five (5) business days after the final determination thereof pursuant to Section 1.7 hereof, then Seller shall immediately pay Buyer such shortfall (the amount by which the Target Working Capital exceeds the sum of Working Capital plus $500,000).

     If the Working Capital is greater than the sum of Target Working Capital plus Five Hundred Thousand and No/100 Dollars ($500,000.00), then Buyer shall pay Seller any amount by which Working Capital exceeds the sum of Five Hundred Thousand and No/100 Dollars ($500,000.00) plus the Target Working Capital, such payments to be made within five (5) business days after the final determination thereof pursuant to Section 1.7 hereof.

     For purposes of determining the Working Capital as of the Closing Date, the parties agree that the components thereof shall consist solely of those line items set forth on the Working Capital Formula Sheet attached hereto as Exhibit B, which line items shall contain those categories of assets and liabilities contained in the line items as of September 30, 2005.

     1.7 Dispute Resolution-Post-Closing Adjustment. Any dispute which may arise between Seller and Buyer as to the Closing Balance Sheet or the proper amount of the Post-Closing Adjustment shall be resolved in the following manner:

               (a) Buyer, if it disputes the Closing Balance Sheet or the Post-Closing Adjustment, shall notify Seller in writing ("ADJUSTMENT OBJECTION NOTICE") within forty-five (45) days after the delivery of the Closing Balance Sheet that Buyer disputes the Closing Balance Sheet or the amount of the Post-Closing Adjustment; with such notice to specify in reasonable detail the nature of the dispute and Buyer's proposed Closing Balance Sheet and Post-Closing Adjustment;

               (b) if Buyer fails to deliver an Adjustment Objection Notice within such forty-five (45) days, the Post-Closing Adjustment shall be paid to the appropriate party pursuant to Section 1.6 above;

               (c) if Buyer delivers an Adjustment Objection Notice, then during the fifteen (15) day period following the date of such notice, Seller and Buyer shall attempt to resolve such dispute and to determine the appropriateness of the Closing Balance Sheet and/or the Post-Closing Adjustment; and

               (d) if at the end of the fifteen (15) day period specified in subparagraph (c) above, Seller and Buyer shall have failed to reach a written agreement with respect to such dispute, the matter shall be referred to the Chicago, Illinois office of Blackman Kallick Bartelstein, LLC, independent certified public accountants (the "ARBITRATOR"), which shall act as an arbitrator and shall issue its report as to the Closing Balance Sheet or the Post-Closing Adjustment within sixty (60) days after such dispute is referred to the Arbitrator. At the opening of the arbitration review, each party shall present the Arbitrator with such party's proposed Post-Closing Adjustment along with supporting documentation. The Arbitrator is not required to choose a Post-Closing Adjustment from the adjustment proposals. All costs and expenses incurred by the parties in connection with such arbitration including, without limitation, fees and expenses of the Arbitrator shall be paid by the party whose proposed Post-Closing Adjustment number is furthest from the Post-Closing Adjustment actually determined by the Arbitrator. This provision for arbitration shall be specifically enforceable by the parties and the decision of the Arbitrator in accordance with the provisions hereof shall be final and binding and there shall be no right of appeal therefrom. The dispute resolution provisions in this
          Section 1.7 are intended to resolve disputes only with respect to the Closing Balance Sheet and the Post-Closing Adjustment. All other disputes arising under the terms of this Agreement shall be resolved pursuant to the provisions of Section 6 hereof.

2.   REPRESENTATIONS AND WARRANTIES

     2.1 Representations and Warranties of Seller. Each Seller hereby, jointly and severally, represents and warrants to Buyer as follows:

          2.1.1 Organization and Standing; Power and Authority. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation or formation and has full power and authority to operate its business, to own or lease the Acquired Assets, to carry on its business as now being conducted, to make and perform this Agreement and the transactions and other agreements and instruments contemplated by this Agreement. Each Seller is qualified to conduct business in the state of its incorporation or formation and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect (as hereinafter defined). This Agreement and all other agreements and instruments executed and delivered by each Seller in connection herewith have been duly authorized, executed and delivered by each Seller. This Agreement and the transactions contemplated hereby have been duly approved and authorized by the board of directors (managers) of each Seller (and shareholder or member approval and authorization is not required), and this Agreement and all other agreements and instruments delivered by each Seller in connection herewith constitute the valid and binding obligations of each Seller enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by the availability of equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors' rights generally.

          2.1.2 Conflicts; Defaults; Consents. Except as set forth on Schedule
     2.1.2 attached hereto, neither the execution and delivery of this Agreement and the other agreements and instruments executed in connection herewith by any Seller nor the performance by any Seller of the transactions contemplated hereby or thereby (including Buyer's ability to continue to conduct the Business after the Closing in the manner in which such Business is currently conducted), will (with or without the giving of notice or the lapse of time or both) (a) violate, conflict with, require to consent under, accelerate an obligation under, or change the rights or obligations of any Seller under, or constitute a default under, any of the terms of such Seller's certificate of incorporation or by-laws, or any provisions of, any material contract, sales or service commitment, license, purchase order, security agreement, mortgage, note, deed, lien, lease, agreement, instrument, order, judgment or decree relating to any Seller to which such Seller is a party or to which such Seller or the Acquired Assets may be bound or subject, (b) breach or violate, or constitute a default under, or trigger any payment or other material obligations pursuant to, any of any Seller's Employee Plans (as hereinafter described in Section 2.1.20) or any grant or award made under any of the foregoing, (c) result in any material change in the rights or obligations of any party under any of the Contracts described pursuant to Section 2.1.18 hereof excluding any such change as the result of a change in control provision or similar provision contained in any such Contract with any customer, (d) result in the creation or imposition of any liens on the Acquired Assets, (e) violate any statute, law, ordinance or regulation of any jurisdiction, as such statute, law, ordinance or regulation relates to any Seller or to the securities, properties, assets or the Business, the violation of which would have a Material Adverse Effect, (f) constitute an event which, after notice or lapse of time or both, would result in such violation, conflict, default, acceleration, or creation or imposition of any liens, or (g) require any consent, approval authorization or other action by, or filing with or notification to any governmental or regulatory authority. For purposes of this Agreement, the term "MATERIAL ADVERSE EFFECT" means any change, effect or circumstance that (a) a reasonably prudent investor would consider important

     (either individually or when considering the collective effect of all such matters) in deciding whether to consummate the transactions contemplated hereby) and (b) is materially adverse to the business, assets, financial condition or results of operations of the Business, taken as a whole, or that materially and adversely affects the ability of Seller to perform its obligations under this Agreement and consummate the transactions contemplated hereby; provided, however, that any change, effect or circumstance that singly exceeds Five Thousand and No/100 Dollars ($5,000.00) or in the aggregate exceeds Fifteen Thousand and No/100 Dollars ($15,000.00) shall be deemed a Material Adverse Effect; provided, further, however, that the term Material Adverse Effect shall not include the impact of (i) changes in laws or interpretations thereof by courts or any other governmental entity, (ii) changes in general accepted accounting principles and (iii) actions or omissions of Seller taken with the consent of Buyer in contemplation of the transactions contemplated hereby, (iv) general economic conditions and events or conditions generally affecting the printing, pre-press graphic arts business or imaging business, (v) national or international hostilities, acts of terror or acts of war, and (vi) this Agreement or the announcement hereof.

          2.1.3 Title to the Acquired Assets. Seller has good and marketable title to, and has the right to transfer to Buyer, each of the Acquired Assets, and, except as set forth on Schedule 2.1.3 or with respect to other Permitted Encumbrances, the Acquired Assets are free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever ("ENCUMBRANCES"). Seller will transfer the Acquired Assets to Buyer with good and marketable title, free and clear of all Encumbrances other than the Permitted Encumbrances. The Acquired Assets constitute substantially all of the tangible assets used in or necessary to the conduct of the Business as it is presently being conducted.

          2.1.4 Condition of Acquired Assets. The Acquired Assets including, without limitation, the Equipment and the Furniture and Fixtures, are in good operating condition and repair, ordinary wear and tear and normal levels of obsolescence excepted and conform to all applicable laws, ordinances, codes, rules and regulations relating to their construction, use and operation, except that the air conditioning equipment for the New York Operations at the West 33rd Street location are to be sold on an "AS IS," "WHERE IS" basis and except as otherwise described on Schedule 2.1.4. No person other than Seller owns any of the Acquired Assets other than that portion of the Acquired Assets consisting of leased or licensed Equipment or Intellectual Property in which case, no person other than a Seller owns the leasehold interest or license with respect to such Acquired Asset.

          2.1.5 Services Rendered by Seller. Seller has conducted the Business in compliance with (a) all laws, statutes, regulations and ordinances applicable to such services and (b) the contracts it has entered into; except where the failure to be in such compliance could not be reasonably expected to have a Material Adverse Effect.

          2.1.6 Customers, Distributors, Contractors, Suppliers. Schedule 2.1.6 sets forth all the Customers (with annual purchases of $25,000 or more) relating to the Business during the two (2) year period ended December 31, 2005, and also sets forth the ten (10) largest customers by revenue during such period and the revenue generated for each such customer during such period, and Schedule 2.1.6 sets forth all contractors, distributors and suppliers who have provided in excess of Twenty-Five Thousand Dollars ($25,000) of services or materials in the aggregate to Seller relating to the Business during such two (2) year period (each, a "MATERIAL SUPPLIER") and also sets forth the ten (10) largest Material Suppliers by cost during such period and the fees paid to each such Material Supplier during such period. Except as set forth on
     Schedule 2.1.6 with respect to Newsweek, McGraw-Hill and any other item disclosed thereon, Seller has not received any notice or threat from any Customer to terminate, cancel or otherwise materially and adversely modify its relationship with Seller since January 31, 2005, and to Seller's Knowledge, there is no plan or intention of any Customer to terminate, cancel, or otherwise materially modify its relationship with Seller. To Seller's Knowledge, there is no plan or intention of any Material Supplier to decrease materially or limit its services, supplies or materials to Seller or its usage, purchase, or distribution of the services or products of Seller. Except as set forth on Schedule 2.1.6, Seller has not submitted and is not aware of or received notice or invitation to submit any competitive bid for sale of its services with respect to the continuation of any existing program with any Customer relating to the Business or enhancement of an existing program or service, other than quotations given and competitive bids submitted in the ordinary course of business.

          2.1.7 Inventory. The Inventory shown on Schedule 1.1.4 consists, and all Inventory on the Closing Date will consist of, in each case, net of reserves as accounted for on the Interim Balance Sheet as of the Interim Balance Sheet Date, items of a quality and quantity useable in the ordinary course of business during the twelve (12) month period after the Closing Date, and has been maintained in the ordinary course of business, is of good and merchantable quality, and consists substantially of a quality, quantity, and condition usable or saleable in the ordinary course of the Business. The value at which the Inventory is carried, and the reserves reflected, on the Financial Statements reflect Seller's normal inventory valuation policy (which provides for statement at cost) all in accordance with generally accepted accounting principles consistently applied and, other than as reflected in such reserves, such Inventory is not subject to any write-down or write-off. None of the Inventory is obsolete (unless appropriate writedowns have been taken). Seller is not under any liability or obligation with respect to the return of Inventory in the possession of wholesalers, retailers, or customers. Seller has, and on the Closing Date will have, inventories in such amounts as are consistent with past practices.

          2.1.8 Receivables. All of the Receivables shown on the Financial Statements, and any such Receivables, net of reserves, which have arisen since the Interim Balance Sheet Date are, and all Receivables on the Closing Date will be valid and genuine, arose from bona fide sales made or services delivered in the ordinary course of business, represent legal and valid obligations to Seller and are not subject to any liens or set-offs or counterclaims or valid defenses. All of the Receivables are enforceable in the ordinary course of business. All of the Receivables are collectible (other than for reasons of the account debtor's credit worthiness) in the ordinary course of business, net of reserves for doubtful accounts.
     Schedule 1.1.7 hereto accurately lists as of the date hereof, and will list as of the last day of the month immediately prior to the Closing Date, each

     Receivable, the amount owing, the aging of such Receivable and the name of the party from whom such Receivable is owing.

          2.1.9 No Third Party Options. There are no existing agreements, options, commitments or rights with, of or to any person other than Buyer to acquire any of Seller's assets, properties or rights included in the Acquired Assets or any interest therein.

          2.1.10 Financial Statements. Seller has delivered to Buyer true and complete copies of the Business' pro forma balance sheets and the related statements of income for the annual periods ended as of December 31, 2003 and December 31, 2004, as well as pro forma accrual basis interim financials for the period January 1, 2005 through December 31, 2005 (collectively, the "FINANCIAL STATEMENTS"), certified as true and correct in all material respects by an authorized representative of Seller. Except as otherwise disclosed on Schedule 2.1.10 hereto, the Financial Statements have been prepared in accordance with generally accepted accounting principles applied consistent with Seller's past practices, and all Financial Statements are complete and accurate in all respects and fairly present the financial condition of the Business at the dates thereof and the results of operations for the periods covered thereby, except that such Financial Statements do not include footnotes and with respect to the interim period ending September 30, 2005 are subject to year-end audit adjustments. Further, such Financial Statements were created on a pro forma basis using the methodology and assumptions detailed on Schedule 2.1.10 hereto. Buyer acknowledges that such assumptions have been arrived at in consultation with Buyer. Buyer agrees that such assumptions are reasonable and that Buyer shall not contest the validity of any such assumptions. Such statements of income do not contain any items of special or non-recurring income or any other income not earned in the ordinary course of business except as expressly specified therein, and such Financial Statements include all adjustments, which consist only of normal recurring accruals, necessary for such fair presentation. The Interim Balance Sheet identifies the assets and liabilities which, if the Closing had been held on the Interim Balance Sheet Date, would have been transferred to Buyer in accordance herewith. References in this Agreement to the "INTERIM BALANCE SHEET" shall mean the pro forma balance sheet of the Business as of December 31, 2005, previously delivered to Buyer; and references in this Agreement to the "INTERIM BALANCE SHEET DATE" shall be deemed to refer to September 30, 2005.

          2.1.11 Absence of Undisclosed Liabilities. Except as set forth on
     Schedule 2.1.11, the Business has no Liabilities (as hereinafter defined) except those Liabilities reflected in the Interim Balance Sheet and not heretofore paid or discharged and those Liabilities arising in the ordinary course of business under any agreement, contract, or lease. For the purpose of this Agreement, "LIABILITIES" shall include, without limitation, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, choate or unchoate, liquidated or unliquidated, secured or unsecured. All prepaid expenses of the Business arose in the ordinary course of business and represent valid obligations with value to the Business.

          2.1.12 Books of Account. The books, records and accounts of Seller maintained with respect to the Business accurately and fairly reflect, in reasonable detail, the transactions and the assets and liabilities of Seller with respect to the Business. Seller has not engaged in any transaction with respect to the Business, maintained any bank account for the Business or used any of the funds of Seller in the conduct of the Business except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the Business.

          2.1.13 Tax Matters. Seller has timely filed all federal, state, local and foreign tax returns and reports required to be filed by Seller. Seller has paid or has properly accounted for all federal, state, local and foreign taxes (and all interest, penalties or additions to tax thereon, if any), including, without limitation, all income, franchise, transfer, real property transfer or real property gains, recording, documentary, sales, use, property, payroll unemployment withholding, occupation, gross receipts, value added, excise and estimated taxes, due or which later become due and payable by Seller with respect to all taxable periods up to and including the period ending on the Closing Date (collectively, the "TAXES"). There are no due and unpaid assessments or proposals by any taxing authority for Taxes for which Seller does not have adequate reserves and there are no pending audits of Seller and Seller has not waived restrictions on assessment or collection of taxes or consented to the extension of any statute of limitations related to federal, state, local or foreign taxes. All Taxes that Seller is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental body or person. Seller has not received any notice of assessment or proposed assessment in connection with any tax returns and there are not pending tax examinations of or tax claims asserted against Seller or any of assets or properties of Seller. Seller has no Knowledge of any basis for any additional assessment of any taxes. Seller has made all deposits required by law to be made with respect to employee's withholding of employment taxes, including without limitation, the portion of such deposits relating to taxes imposed upon Seller. Adequate accruals on the Financial Statements have been made for the payment of all accrued and unpaid Taxes attributable to the Business and to be included within the Assumed Liabilities, whether or not disputed, for all fiscal periods through the date hereof or arising out of transactions entered into or any state of facts existing on or prior thereto; and for such periods, and all periods prior to and through the date hereof have been, and through the Closing Date will be, properly accrued on the books and financial records of Seller maintained in respect of the Business in accordance with generally accepted accounting principles and in amounts sufficient for the payment of all unpaid Taxes required to be paid by Seller with respect to such periods.

          2.1.14 Existing Condition. Since the Interim Balance Sheet Date, Seller, with respect to the Business, has not:

               (a) incurred or paid any liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any lien or encumbrance, or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or any of the Acquired Assets;

               (b) sold, encumbered, assigned, or transferred any assets or properties which would have been included in the Acquired Assets if the Closing had been held on the Interim Balance Sheet Date or on any date since the Interim Balance Sheet Date, except for dispositions of surplus or used Equipment or obsolete or unusable Inventory, or other sales of Inventory in the ordinary course of business;

               (c) pledged or subjected any of the Acquired Assets to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever;

               (d) Intentionally Deleted;

               (e) suffered any damage, destruction or loss, whether or not covered by insurance which has had or could reasonably be expected to have a Material Adverse Effect or suffered any repeated, recurring or prolonged shortage, cessation or interruption of supplies or utility or other services required to conduct the Business which has had or could reasonably be expected to have a Material Adverse Effect;

               (f) suffered any loss of any key employee or any change in the Business, its operations, assets, properties, prospects or condition (financial or otherwise) which has had or could reasonably be expected to have a Material Adverse Effect;

               (g) made any increase in the compensation, commissions or perquisites payable or to become payable to, or made any loan or advance to, any employee of the Business or agent thereof, or any payment of any bonus, profit sharing or other extraordinary compensation to any employee of the Business (other than any such increase or payment paid or to become payable in the ordinary course of business consistent with past practices);

               (h) received notice or had Knowledge of any actual or threatened labor trouble, strike or other occurrence, event or condition of any similar character which has had or could reasonably be expected to have a Material Adverse Effect;

               (i) negotiated or otherwise made any commitment or incurred any liability or obligation to any labor organization or labor pension plan with respect to employees of the Business;

               (j) changed, in any material respect, any of its accounting principles followed by it or the methods of applying such principles with respect to transactions involving the Business;

               (k) experienced any cancellation of any debts owed to or claims held by or on behalf of Seller with respect to the Business, other than the settlement or write-off of Receivables in the ordinary course of business consistent with past practice;

               (l) except for the loss of ULTA, Linens N Things and DDB Needham, experienced any actual or threatened terminations of any business relationships or agreements between the Business' Customers or Material Suppliers which has had or could reasonably be expected to have a Material Adverse Effect;

               (m) experienced, with respect to the Business, any occurrence of any obligation or liability (absolute or contingent) for any indebtedness, except routine trade accounts payable, operating expenses and contract obligations incurred in the ordinary course of business; or any acceleration in the payment of, or payment other than in the ordinary course of the business of the Business and consistent with past custom and practices thereof, of any indebtedness or amounts due or payable thereunder;

               (n) with respect to the Business, made or suffered any amendment or termination of any agreement, contract, commitment, lease or plan to which it is a party or by which it is bound, or cancelled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, whether or not in the ordinary course of business where the effect of any such event could reasonably be expected to have a Material Adverse Effect;

               (o) with respect to the Business, made commitments or agreements for capital expenditures or capital additions or betterments exceeding in the aggregate Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00), except such as may be involved in the ordinary repair, maintenance or replacements of the Equipment.

          2.1.15 Compliance with Law; Authorizations. As pertaining to the Business, (a) Seller is in compliance with all federal, state, local, or foreign laws, ordinances, regulations, and orders applicable to its Business, operations, assets or its properties ("REGULATIONS"), (b) Seller possesses all Authorizations which are in any manner necessary for it to conduct the Business as now or previously conducted or for the ownership and use of the assets owned or used by Seller in the conduct of the Business, free and clear of all Encumbrances (other than Permitted Encumbrances) and in compliance with all Regulations, and (c) no written notice has been received of any requirement that Seller is required to obtain any Authorization or other similar governmental approval which it does not presently have, except where in any such instance, the failure of any of the foregoing could not reasonably be expected to have a Material Adverse Effect. Schedule 1.1.9 lists all Authorizations which are presently in effect with respect to the Business, and no action or claim is pending and no written notice of any such claim or action has been received which threatens to revoke, terminate, or declare any of them invalid in any respect and Seller, in respect to the Business, is not in default, nor has it received any notice of a claim of default, with respect to any such Authorization, except where any such default could not reasonably be expected to have a Material Adverse Effect. All such Authorizations are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. None of such Authorizations will be affected, in any matter that could reasonably be expected to have a

     Material Adverse Effect, by consummation of the transactions contemplated hereby. No shareholder, director, officer, employee or former employee of Seller or any affiliates of Seller, or any other person, firm or corporation owns any proprietary, financial or other interest (direct or indirect) in any authorization which Seller owns, possesses or uses in the operation of the Business as now or previously conducted.

          2.1.16 Litigation. No litigation, including any arbitration, investigation, or other proceeding of or before any court, arbitrator or governmental or regulatory official, body, or authority is pending or, to Seller's Knowledge, is threatened against Seller as relates to the Business or which relates to the Acquired Assets or the transactions contemplated by this Agreement, the result of which could reasonably be expected to have a Material Adverse Effect on the Business, the Acquired Assets or the transactions contemplated hereby. Seller is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree, or award of any court, arbitrator, or governmental or regulatory official body or authority which could reasonably be expected to have a Material Adverse Effect on the Business, the Acquired Assets or the transactions contemplated hereby.

          2.1.17 Insurance. Schedule 2.1.17 contains a list of all insurance policies (specifying (a) the insurer, (b) the amount of the coverage, (c) the type of insurance, (d) the policy number and (e) any currently pending claims thereunder or any claims asserted thereunder or under similar policies since January 31, 2005) currently maintained by or on behalf of Seller on the properties, assets, business or personnel of the Business. No notice of cancellation, termination or non-renewal has been received by Seller with respect to any insurance policy providing insurance coverage of any nature to Seller, nor has Seller been refused any insurance by any insurance carrier to which it has applied for insurance coverage in the past two (2) years. No bonds or surety claims are outstanding currently and, except as set forth on Schedule 2.1.17, Seller has provided performance or payment bonds wherever necessary. All such policies are in full force and effect in accordance with their terms and there is existing no default which, with the giving of notice or lapse of time or both, would constitute a default thereunder. Such policies are in amounts which are adequate in relation to the Business and all premiums to date have been paid in full.

          2.1.18 Contracts and Commitments. Except as set forth on Schedule
     2.1.18 hereto, as related to the Business, Seller is not a party to, or bound by, any oral or written contracts, agreements, commitments or understandings:

               (a) with any present or former officer or employee or consultant or for the employment of any person, including any consultant, who is engaged for in the conduct of the Business;

               (b) with any dealer, representative, or service agreement contract or commitment, sales agency, manufacturer's representative, distributorship or marketing agreement or commitment relating to the Business;

               (c) for leasing personal property (including, without limitation, leases for vending and other machinery and office equipment, furniture, fixtures, vehicles and tools) which require in any case an annual payment in excess of Twenty-Five Thousand Dollars ($25,000) or the term of any of which exceeds one (1) year and which is not cancelable on thirty (30) days' or less notice without penalty;

               (d) involving the payment or receipt in any case of in excess of Twenty-Five Thousand Dollars ($25,000) per annum by Seller and the term of any of which exceeds one (1) year (including, without limitation, vendor, supply and service contracts) and which is not cancelable on thirty (30) days' or less notice without penalty;

               (e) containing a covenant not to compete or confidentiality agreement by Seller with respect to the Business or which restricts Seller from engaging in the Business, which restriction would affect Buyer's ability to operate the Business or to Seller's Knowledge, is any employee at Seller engaged in the conduct of the Business subject to any covenants not to compete, confidentiality agreement or other agreement which in any case restricts such employee's ability to perform his obligations to the Business;

               (f) involving capital expenditures or the acquisition of fixed assets which require or will require aggregate payments of more than One Hundred Thousand Dollars ($100,000);

               (g) other than as included within the Assumed Contracts, involving a note, debenture, bond, equipment trust agreement, mortgage, indenture, security agreement, letter of credit agreement, loan agreement or other contract or commitment for the borrowing or lending of money specifically relating to the Business, or agreement or arrangement for a line of credit or guarantee, pledge, or undertaking of the indebtedness of any other person specifically relating to the Business;

               (h) providing for the services of agents, consultants, advisors, advertisers, dealers, distributors, sales representatives or similar representatives involving in any case the payment or receipt of in excess of Twenty-Five Thousand Dollars ($25,000) per annum by the Business and not immediately terminable by Seller at will and without cost or liability to the Business (exclusive of accrued but unpaid salaries, commissions and other benefits);

               (i) involving any license, franchise, distributorship or other agreement which relates in whole or in part to any of the Acquired Assets not otherwise disclosed in the Schedules hereto;

               (j) partnership, joint venture or other arrangements or agreements involving a sharing of profits or expenses involving the Business;

               (k) Intentionally Omitted;

               (l) relating to product or service warranties outside the Ordinary Course of Business (as hereinafter defined) of the Business;

               (m) directly or indirectly between Seller, on the one hand, and any of its shareholders, directors, officers and their Affiliates, on the other hand, regarding the leasing or licensing of properties or assets, royalty payments, the providing of services to or by Seller relating to the Business or any loan or other financial or business relationship relating to the Business other than the provision of accounting, legal, corporate, technology support and other services by Seller's corporate offices to the Business in the Ordinary Course of Business;

               (n) Intentionally Omitted;

               (o) which otherwise is material to the Business and not made in the Ordinary Course of Business and is not otherwise disclosed in any of the Schedules hereto; and

               (p) involving any charitable or political contribution relating to the Business.

          For purposes of this Agreement, "AFFILIATES" shall mean a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the person referred to. In this definition, "CONTROL" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of securities, by contract, or otherwise.

          Except as set forth on Schedule 2.1.18, Seller is not in default and, to Seller's Knowledge, no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default in the performance, observance, or fulfillment of any obligation, covenant or condition contained in any of the agreements, contracts, commitments, leases, documents, and other instruments listed on Schedule 2.1.18 (the "CONTRACTS") and each of the Contracts is valid and enforceable in accordance with its terms, except in any case where any such default or event of default thereunder could not reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 2.1.18, no Contract requires the consent of any party to this assignment in connection with the transactions contemplated by this Agreement. Correct and complete copies of all written Contracts disclosed on Schedule 2.1.18 have been delivered to Buyer.

          2.1.19 Labor Matters; Employee Relations. Except as set forth on
     Schedule 2.1.19, Seller is not a party to any collective bargaining agreement or contract or lease with respect to labor or bound to or made any agreement or commitment to enter into any other agreement with a labor union pertaining to the Business. Except as set forth on Schedule 2.1.19, no employees of the Business are represented by any labor union or similar organization, and no representation campaign or election is now in progress with respect to any of the employees of the Business. Schedule 2.1.19 contains the name and compensation (including information as to bonuses paid for the immediately-preceding calendar year) of all employees of Seller involved in the Business. There has not been within the preceding fiscal year of Seller and the current fiscal year, nor is there currently, any strike, walkout or work stoppage related to the Business; nor, to Seller's Knowledge, is any such action threatened. There is no existing or, to Seller's Knowledge, threatened labor disturbance by any of the Business' principal suppliers, contractors or customers which could reasonably be expected to have a Material Adverse Effect. Seller is not delinquent in payments to any of the Business' employees or consultants for wages, salaries, commissions, bonuses, or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such employees. Also attached to Schedule 2.1.19 is a list of all employee handbooks, manuals, and/or written policies pertaining to the employees of the Business, true, correct and complete copies of which have been delivered to Buyer.

          Except as set forth in Schedule 2.1.19, there are no charges or complaints pertaining to the Business and involving any federal, state or local civil rights enforcement agency or court; complaints or citations under the Occupational Safety and Health Act, as amended, or any state or local occupational safety act or regulation; unfair labor practice charges or complaints by employees of the Business with the National Labor Relations Board; or other claims, charges, actions or controversies pending, or, to Seller's Knowledge, threatened or proposed, involving Seller and any employee or former employee of the Business or any labor union or other organization representing or claiming to represent such employees' interests, which could reasonably be expected to have a Material Adverse Effect. To Seller's Knowledge, the Business has good relations with its employees.

          Seller, with respect to the Business, is and has heretofore been in compliance in all respects with all laws, rules and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, the sponsorship, maintenance, administration and operation of (or the participation of its employees in) employee benefit plans and arrangements and occupational safety and health programs, and Seller is not engaged in any violation of any law, rule or regulation related to employment, including unfair labor practices or acts of employment discrimination, which, in either case, could reasonably be expected to have a Material Adverse Effect. No incidents, injuries or events have occurred which have affected or, to Seller's Knowledge, will affect Seller's workmen's compensation rating. As of the date of this Agreement, Seller has provided to Buyer Seller's most recent workmen's compensation rating information.

          Except as disclosed on Schedule 2.1.19, Seller has not made, or agreed to make, any direct or indirect change (including any general uniform increase) in the rate or amount or kind of benefits, payable or paid, to any employee or class of employees of the Business or any direct or indirect change in the terms or conditions of (including the adoption of) any policy, plan, agreement, trust, fund or other arrangement for the benefit of any employee or class of employees of Seller as it relates to the Business. Schedule 2.1.19 sets forth all the employees of the Business. Effective as of the Closing, the employment of all employees of Seller with respect to the Business will be terminated by Seller and, except as set forth on Schedule 2.1.19, Buyer intends to hire all such employees, including, without limitation, Diane Romano and Jerry H. Byrd at comparable base pay and with customary fringe benefits such as health and insurance coverage.

          2.1.20 Employee Plans.

               (a) Definitions. The following terms, when used in this Section 2.1.20, shall have the following meanings. Any of these terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

                    (i) "BENEFIT ARRANGEMENT" means any employment, consulting, severance, bonus, or other similar contract, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including any voluntary employees' beneficiary association as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or providing for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (A) is not a Welfare Plan, Pension Plan or Multi-employer Plan, (B) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by Seller or an ERISA Affiliate (as hereinafter defined) or under which Seller or any ERISA Affiliate may incur any liability, and
               (C) covers any employee or former employee of Seller or any ERISA Affiliate (with respect to their relationship with such entities). "EMPLOYEE PLANS" means all Benefit Arrangements, Multi-employer Plans, Pension Plans and Welfare Plans. "EMPLOYEE" means all employees working for Seller or any Subsidiary (as hereinafter defined), whether on a part-time or full-time basis. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended. "ERISA AFFILIATE" means any entity which is (or at any relevant time was) a member of a controlled group of corporations with or under common control with Seller, as defined in Section 414(b) or (c) of the Code. "MULTI-EMPLOYER PLAN" means any multi-employer plan, as defined in, Section 4001 (a)(3) of ERISA, and to which Seller, or any ERISA Affiliate is making, is obligated to make or has made or been obligated to make, on behalf of any employee or former employee of Seller or any ERISA Affiliate (with respect to their relationship with such entities). "PBGC" means the Pension Benefit Guaranty Corporation. "PENSION PLAN" means any employee pension benefit plan as defined in Section 3(2) of ERISA (other than a Multi-employer Plan) (A) which Seller or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, within the five (5) years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which Seller or any ERISA Affiliate may incur any liability and (B) which covers any employee or former employee of Seller or any ERISA Affiliate (with respect to their relationship with such entities). "SUBSIDIARY" for purposes of this Section 2.1.20 means
               (A) any partnership in which Seller is a general partner; or (B) any partnership in which Seller possesses a fifty percent (50%) or greater interest in the total capital or total income of such partnership. "WELFARE PLAN" means any employee welfare benefit plan as defined in Section 3(l) of ERISA, (A) which Seller or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which Seller or any ERISA Affiliate may incur any liability and (B) which covers any employee or former employee of Seller or any ERISA Affiliate (with respect to their relationship with such entities).

               (b) Disclosure; Delivery of Copies of Relevant Documents and Other Information. Schedule 2.1.20 contains a description of the Employee Plans which pertain to the Business. True and complete copies of each of the following documents which relate to the Business have been delivered by Seller to Buyer: (i) each Welfare Plan and Pension Plan (and, if applicable, related trust agreements) and all amendments thereto, all written interpretations thereof and written descriptions thereof which have been distributed to the employees of the Business and all annuity contracts or other funding instruments, (ii) each Benefit Arrangement which pertains to the Business including written interpretations thereof and written descriptions thereof which have been distributed to the Business' employees (including descriptions of the number and level of employees covered thereby) and a complete description of any such Benefit Arrangement which pertains to the Business which is not in writing, (iii) the most recent determination letter issued by the Internal Revenue Service with respect to each Pension Plan relating to the Business, (iv) for the three (3) most recent plan years, Annual Reports on Form 5500 Series required to be filed with any governmental entity for each Pension Plan, Welfare Plan and Benefit Arrangement relating to the Business, and (v) a description setting forth the amount of any liability of Seller as of the Closing Date for payments more than thirty (30) days past due with respect to each Welfare Plan relating to the Business.

               (c) Representations.

                    (i) Pension Plans. Except as described on Schedule 2.1.20, no Pension Plan of Seller pertaining to the Business exists or has existed at any time in the past.

                    (ii) Multi-employer Plans. Except as disclosed on Schedule
               2.1.20, neither Seller nor any ERISA Affiliate contributes to, or within the past six (6) years has been obligated to, contribute to any Multi-employer Plan.

                    (iii) Welfare Plans. No Welfare Plan of Seller exists or has existed at any time in the past and, except as described on
               Schedule 2.1.20, none of Seller or any ERISA Affiliate has any present or future obligation to make any payment to or with respect to any present or former employee of Seller or any ERISA Affiliate pursuant to any retiree medical benefit plan, or other retiree Welfare Plan, and no condition exists which would prevent Seller from amending or terminating any such benefit plan.

                    (iv) Compliance with Law. Each Pension Plan and each related trust agreement, annuity contract or other funding instrument is qualified and tax-exempt under the provisions of Code Sections 401(a) (or 403(a), as appropriate) and 501(a) and has been so qualified or tax exempt and maintained during the period from its adoption to date, and each Welfare Plan, Pension Plan and each related trust agreement, annuity contract or other funding instrument has been funded and administered in compliance (including both operational compliance and formal plan document compliance) with its terms, ERISA, the Code and all applicable Regulations. Each Welfare Plan which is a group health plan, as defined in Section 607(l) of ERISA, has been operated in compliance with provisions of Part 6 of Title I of ERISA and Sections 162(k) and 4980B of the Code at all times.

                    (v) Affiliated Service Groups. Neither Seller nor any ERISA
               Affiliate is a member of an affiliated service group as defined in Section 414(m) of the Code.

                    (vi) Benefit Arrangements. Each Benefit Arrangement which
               covers or has covered employees or former employees of Seller (with respect to their relationship with such entities) has been maintained in material compliance with its terms and with the requirements prescribed by ERISA, the Code, and any and all Regulations which are applicable to such Benefit Arrangement. Except as provided by law, the employment of all persons presently employed or retained by Seller as relates to the Business is terminable at will, at any time and without advance notice.

                    (vii) Unrelated Business Taxable Income. No Employee Plan
               (or trust or other funding vehicle pursuant thereto) is subject to any Tax under Code Section 511.

                    (viii) Deductibility of Payments. There is no contract
               covering any employee or former employee of the Business (with respect to their relationship with such entities) that, individually or collectively, provides for the payment by Seller of any amount (i) that is not deductible under Section 162(a)(1) or 404 of the Code or (ii) that is an excess parachute payment pursuant to Section 280G of the Code.

                    (ix) Fiduciary Duties and Prohibited Transactions. Neither
               Seller nor any plan fiduciary of any Welfare Plan or Pension Plan which covers or has covered employees or former employees of Seller or any ERISA Affiliate, has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any prohibited transaction, as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code.

                    (x) No Amendments. Neither Seller nor any ERISA Affiliate
               has any announced plan or legally binding commitment to create any additional Employee Plans or to amend or modify any existing Employee Plan.

                    (xi) Certain Contracts. None of the Employee Plans holds any interest in any annuity contract, guaranteed investment contract or any other investment contract which is issued by an insurance company which is the subject of bankruptcy, receivership or conservatorship proceedings.

                    (xii) No Acceleration of Rights or Benefits. Neither the
               execution and delivery of this Agreement nor the consummation of the actions contemplated hereby will result in the acceleration or creation of any rights of any person to benefits under any of the Employee Plans, including the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any Pension Plan or the creation of rights under any severance, parachute or change of control agreement.

                    (xiii) No Other Material Liability. No event has occurred in connection with which Seller or any ERISA Affiliate or any Employee Plan, directly or indirectly, could be subject to any material liability (i) under any Regulation or Court Order relating to any Employee Plans or (ii) pursuant to any obligation of Seller to indemnify any person against liability incurred under any such Regulation or order as they relate to the Employee Plans.

                    (xiv) 401(k) Plan Spinoff Agreement. The 401(k) Plan Spinoff
               Agreement and the spinoff provided for under Section 2 therein shall not adversely effect the tax qualification under Code
               Section 401(a) of the Plan or the CAPS Plan, as those terms are defined in the 401(k) Plan Spinoff Agreement.

          2.1.21 Intellectual Property. Seller in the conduct of the Business did not and does not utilize any Intellectual Property except for those listed on Schedule 1.1.11, all of which are owned or licensed by Seller free and clear of any Encumbrances other than Permitted Encumbrances. As pertains to the Business, Seller does not infringe upon or unlawfully or wrongfully use any patent, trademark, trade dress, trade name, service mark, copyright, trade secret or other intellectual property rights owned or claimed by another. Seller is not in default under, and has not received any notice of any claim of infringement or any other claim or proceeding relating to any Intellectual Property or the TeamBase and Digital Link Software. No present or former employee of Seller and no other person owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, in Intellectual Property or in any application therefor. Schedule
     2.1.21 lists all confidentiality or non-disclosure agreements to which Seller, in connection with the Business, or any of Seller's employees engaged in the Business is a party which pertains to the Business. Schedule
     2.1.21 sets forth all rights that any party may have or assert in regard to the Intellectual Property and the TeamBase, Telescope, Job Wizard and Digital Link Software other than with respect to the licensor of licensed pre-packaged software contained within the Acquired Assets.

          2.1.22 Premises. The Seller owns the following premises with respect to the Business: the premises located at 6115 Official Road, 6209 Official Road, 6210 Factory Road and 6220 Factory Road, Crystal Lake, Illinois (the "CRYSTAL LAKE PREMISES"), the premises located at 2606 East Livingston Street, Orlando, Florida (the "ORLANDO PREMISES"), the premises located at 1001 W. North Street, Pontiac, Illinois (the "PONTIAC PREMISES") and together with the Crystal Lake Premises, the Orlando, Florida Premises and the Pontiac, Illinois Premises, the "OWNED REAL PROPERTY"). Seller owns no other real property used primarily and substantially with respect to the Business.

          Seller leases the following premises with respect to the Business: the premises located at 450 West 33rd Street, 11th Floor, New York, New York and the on-site location at McGraw-Hill, Two Penn Plaza, New York, New York (collectively, the "NEW YORK PREMISES"); the premises located at 1620 Central Street, lower level, 1st and 2nd floors, Evanston, Illinois (the "EVANSTON PREMISES", together with the New York Premises, the "LEASED REAL PROPERTY"). Seller leases no other real property used primarily and substantially with respect to the Business. The Leased Real Property and the Owned Real Property are hereinafter referred to as the "REAL PROPERTY".

                    (i) Seller has previously delivered to Buyer true, correct and complete copies of each lease relating to the Leased Premises (collectively, the "LEASES").

                    (ii) Seller has maintained the Real Property in good
               operating condition and repair. The Real Property, including the real property and the buildings thereon utilized by Seller in the conduct of the Business, does not violate any building, zoning or other laws or ordinances, or any agreement, applicable thereto, and no notice of any such violation or claimed violation or of any condemnation proceedings has been received by Seller; except where any such violation or notice thereof could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 2.1.11, no part of the owned Real Property contains, is located within, or abuts any flood plain, navigable water or other body of water, tideland, wetland, marshland or any other area which is subject to special state, federal or municipal regulation, control or protection. All covenants, conditions, restrictions, easements and similar matters affecting the Real Property have been complied with, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

                    (iii) As of the Closing Date, the improvements located on
               the owned Real Property utilized by Seller are in good condition and are structurally sound, and all mechanical and other systems located therein are in good operating condition, subject to normal wear, and no condition exists requiring repairs, alterations or corrections which condition could reasonably be expected to have a Material Adverse Effect.

                    (iv) Seller has delivered to Buyer true and correct copies of all leases and amendments thereto with respect to the Leased Real Property;

                    (v) each lease for the Leased Real Property is, and at
               Closing shall be, in full force and effect and has not been assigned, modified, supplemented or amended, except as listed on
               Schedule 2.1.22 and neither Seller nor, to the Knowledge of Seller, the landlord or sublandlord under any lease is in default under any of such leases, and no circumstances or state of facts presently exist which, with the giving of notice or passage of time, or both, would permit the landlord or sublandlord under any lease to terminate any lease;

                    (vi) at Closing Seller shall assign to the Buyer all rights, title, and interest of Seller in and to all leases of the Leased Real Property (and shall deliver to Buyer original copies of all consents required for such assignments) and all security deposits made by Seller pursuant to any of the leases, including, but not limited to the lease security deposits listed on the Schedule 2.1.22; and

                    (vii) Schedule 2.1.22 describes each of the owned Real
               Property, giving the legal description thereof; and the tax identification number thereof.

          2.1.23 Environmental.

               (a) General Compliance. Except as disclosed in Schedule 2.1.23, with respect to Seller and any predecessor in interest of Seller, each of the Real Property has been, and continues to be, owned, leased, used or operated, and the Business has been owned and operated, in compliance in all respects with all applicable federal, state, local and foreign environmental laws, regulations and guidelines as enacted, amended or reauthorized, promulgated, published or proposed.

               (b) Audits; Claims. As relates to the Real Property or the Business, Schedule 2.1.23 identifies (i) all environmental audits, assessments or occupational health studies undertaken by, or at the direction of, governmental agencies, Seller, or to the Knowledge of Seller, any predecessor in interest; (ii) the results of the most recent analyses of water (including groundwater analyses), soil, air or asbestos samples where non-compliance or contamination is indicated; (iii) the most recent inspection of any of the Real Property by the Environmental Protection Agency or other relevant environmental authority; (iv) written communications with environmental agencies relating to issues of noncompliance or continuation; and (v) any claim or complaint concerning environmental matters of Seller.

               (c) Releases. Except as disclosed in Schedule 2.1.23, Seller has reported promptly to appropriate authorities each unauthorized Release of any Hazardous Substance at any of the Real Property with respect to Seller or any predecessor in interest, which could reasonably be expected to have a Material Adverse Effect. Each such reported unauthorized Release of any Hazardous Substance is also disclosed in
          Schedule 2.1.23. For purposes hereof, "RELEASE" shall have the meanings assigned to it in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"). "HAZARDOUS SUBSTANCE" shall have the meanings assigned to it in CERCLA and, in addition, shall include fuel oil and petroleum and any constituent thereof and any petroleum-based product.

               (d) Hazardous Substances. Except as disclosed in Schedule 2.1.23, neither Seller nor, to Seller's Knowledge, any predecessor in interest, has disposed, treated, or arranged for the storage, disposal or treatment of, any Hazardous Substance or other waste at any of the Real Property, and pursuant to CERCLA or other similar state law: (i) none of the Real Property has been placed on the National Priorities List or its state equivalent; (ii) the Environmental Protection Agency or relevant state authority has not proposed, and is not proposing, to place any of the Real Property on the National Priorities List or state equivalent; (iii) Seller has no Knowledge of, or is subject to a claim, administrative order or other demand either to take removal or remedial action as those terms are defined by CERCLA, the Resource Conservation and Recovery Act, as amended ("RCRA"), or other federal or state environmental law or to reimburse any person who has taken removal or remedial action in connection with any of the Real Property; (iv) Seller has not filed (nor has had filed with respect to the Real Property) notification of hazardous waste activities; or (v) none of the Real Property is listed on any state Comprehensive Environmental Response Compensation Liability Information System List, except where any of the foregoing circumstances could not reasonably be expected to have a Material Adverse Effect.

               (e) Tanks. Schedule 2.1.23 sets forth the age, contents or former contents of any storage tanks located on any of the Real Property. Except as set forth in Schedule 2.1.23, Seller has not owned or operated, or presently owns or operates on the Real Property, any underground storage tanks as defined in RCRA. Except as set forth in
          Schedule 2.1.23, all tanks and pipes pertinent thereto are presently and have been in the past in good condition and do not leak.

               (f) Waste Disposal. Except as set forth on Exhibit 2.1.23, there are no wastes, drums or containers disposed of or buried on, in or under the ground or any surfaces waters located on any of the Real Property. Neither Seller nor to Seller's Knowledge or any third parties has disposed of or buried any wastes, drums or containers on, in or under the ground or any surface waters located on any of the Real Property. None of Seller nor to Seller's Knowledge or any third party has disposed of or buried, or arranged to dispose of or bury, any waste, drums or containers in or on the premises of a third party other than those pursuant to and in compliance with RCRA.

               (g) Certain Chemicals. Except as set forth in Schedule 2.1.23, there are no polychlorinated biphenyls, asbestos or urea formaldehyde in or on any of the Real Property.

          2.1.24 Brokers, Finders, and Agents. Except for Cochran, Caronia and Co. for whose fees and expenses Seller is solely responsible, Seller is not directly or indirectly obligated to anyone acting as a broker, finder, or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby.

          2.1.25 Warranty; Product Liability Claims.

               (a) Except as disclosed on Schedule 2.1.25, there are no actions, suits, inquiries, proceedings or investigations by or before any court or governmental or other regulatory or administrative agency or commission pending or, to Seller's Knowledge, threatened, against or involving Seller relating to any product alleged to have been manufactured or sold by Seller and alleged to have been defective or improperly designed or manufactured, which, if adversely decided, could have, either individually or in the aggregate, a Material Adverse Effect upon the properties, assets, financial condition, results of operation or business prospects of Seller.

               (b) Schedule 2.1.25 lists all claims pending or, to the Knowledge of the Seller, threatened for breach of any warranty relating to any products sold or services performed by the Business, except for such claims that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

          Copies of all written warranty information relating to the Business have been supplied by Seller to Buyer.

          2.1.26 The Software.

               (a) Performance. The computer software of Seller included in the Intellectual Property and the TeamBase and Digital Link Software (the "SOFTWARE") performs, in all material respects, in accordance with the documentation and other written material used in connection with the Software and is sufficiently free of defects in programming and operation, is in machine-readable form, contains all current revisions of such Software (other than respect to licensed Software) in order to permit Buyer to operate the Business in the

          Ordinary Course of Business, and, other than in respect to licensed Software, includes all computer programs, materials, tapes, know-how, object and source codes, other written materials, know-how and processes related to the Software. Seller has delivered to Buyer complete and correct copies of all user and technical documentation within its possession related to the Software. Schedule 2.1.26 lists all Software used by Seller in the Business.

               (b) Enhancements, New Products. Neither Seller nor, to the best Knowledge of Seller, any employee or agent thereof has developed or assisted in the enhancement of the Software except for enhancements included in the Software as delivered to Buyer pursuant hereto or the development of any program or product based on the Software or any part thereof.

               (c) Development. To Seller's Knowledge, no employee of Seller is, or is now expected to be, in default under any term of any employment contract, agreement or arrangement relating to the Software or noncompetition arrangement, or any other contract or any restrictive covenant relating to the Software or its development or exploitation. That portion of the Software that was internally developed was developed entirely by the employees of Seller during the time they were employees only of Seller and such Software does not include any inventions of the employees made prior to the time such employees became employees of Seller nor any intellectual property of any previous employer of such employee. Since January 31, 2005, to the extent any Software has been developed by independent contractors, Seller has obtained from such parties work for hire releases and full assignments from such independent contractors with respect to such Software.

               (d) Title. All right, title and interest in and to the Software is owned or licensed by Seller, free and clear of all Encumbrances (other than Permitted Encumbrances), are fully transferable to the Buyer, and, other than the licensor of any such Software, no party other than Seller has any interest in the Software, including without limitation, any security interest, license, contingent interest or otherwise. Seller's development, use, sale or exploitation of the Software does not violate any rights of any other person or entity and Seller has not received any communication alleging such a violation. Other than fees payable under any applicable license agreement or developer agreement (which developer agreement is set forth in Exhibit
          2.1.18 as required by Section 2.1.18(h)), Seller does not have any obligation to compensate any Person for the development, use, sale or exploitation of the Software nor has Seller granted to any other person or entity any license, option or other rights to develop, use, sell or exploit in any manner the Software, whether requiring the payment of royalties or not.

               (e) Protection of Proprietary Nature of Software. Seller has kept secret and has not disclosed the source code for the Software owned by Seller to any person or entity other than certain employees of Seller who are subject to the terms of a binding confidentiality agreement with respect thereto. Seller has taken all appropriate measures to protect the confidential and proprietary nature of such Software, including without limitation the use of confidentiality agreements with all of its employees having access to the Software source and object code. Except as set forth on Schedule 2.1.26, there have been no patents applied for and no copyrights registered for any part of the Software. There are no trademark rights of any person (other than Buyer) in the TeamBase, Digital Link or Job Wizard Software.

               (f) Delivery of All Copies. All copies of the Software embodied in physical form are being delivered to the Buyer at or prior to the Closing.

          2.1.27 Other Material Adverse Information. Except as expressly set forth in this Agreement and the Schedules, or in the Financial Statements, or in the certificates or other documents delivered pursuant hereto, Seller has no Knowledge of any facts, developments, or threatened developments with respect to the markets, products, services, clients, customers, facilities, computer software, databases, personnel, vendors, suppliers, operations, assets or prospects of the Business which could reasonably be expected to have a Material Adverse Effect. Seller is not a party to any indenture, agreement, contract, commitment, lease, plan, license, permit, authorization or other instrument, document or understanding, oral or written, or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or award which could reasonably be expected to have a Material Adverse Effect.

          Seller has used commercially reasonable efforts to keep available for Buyer the services of the employees, agents, customers and suppliers of Seller active in the conduct of the Business. Except as set forth on
     Schedule 2.1.27, Seller has no reason to believe that any loss of any employee, agent, customer or supplier or other advantageous arrangement will result because of the consummation of the transactions contemplated hereby.

          2.1.28 Disclosure. No representations or warranties by Seller in this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact of which Seller had Knowledge and necessary to make the statements or facts contained herein or therein not misleading, in each case, where the effect of such misstatement or misrepresentation could reasonably be expected to have a Material Adverse Effect.

     2.2 Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows:

          2.2.1 Organization and Standing; Power and Authority of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Illinois and Buyer has full company power and authority to make and perform this Agreement and the transactions contemplated hereby and other agreements and instruments contemplated by this Agreement. This Agreement and all other agreements and instruments executed and delivered by Buyer in connection herewith have been duly authorized, executed, and delivered by Buyer. This Agreement and the transactions contemplated hereby have been duly approved and authorized by the

     Manager and members of Buyer and this Agreement and all other agreements and instruments delivered by Buyer in connection herewith constitute the valid and binding obligations of Buyer, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by the availability of equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors' rights generally.

          2.2.2 Conflicts; Default. Neither the execution and delivery by Buyer of this Agreement or the other agreements and instruments executed in connection herewith by Buyer, nor the performance by Buyer of the transactions contemplated hereby or thereby, will (a) violate, conflict with, or constitute a default under, any of the terms of Buyer's Articles of Organization or Operating Agreement, or any provisions of, or result in the acceleration of any obligation under, any material contract, sales or service commitment, license, purchase order, security agreement, mortgage, note, deed, lien, lease, agreement, instrument, order, judgment, or decree which is applicable to Buyer or by which Buyer or its assets is otherwise bound, (b) violate any law, statute, judgment, decree, order, rule or regulation of any governmental or regulatory authority, (c) constitute an event which, after notice or lapse of time or both, would result in such violation, conflict, default, acceleration, or creation or imposition of any liens, or (d) require any consent, approval, authorization or other action by, or filing with or notification to any governmental or regulatory authority.

          2.2.3 Brokers, Finders and Agents. Buyer is not directly or indirectly obligated to anyone acting as a broker, finder or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby, except that Buyer has agreed to pay a financing fee to Mesirow Financial.

          2.2.4 Consents. All consents, novations, approvals, filings, authority, and other requirements prescribed by any law, rule or regulation, or any contract, agreement, commitment or undertaking, which must be obtained or satisfied by Buyer for the consummation of the transactions contemplated by this Agreement, have been obtained and satisfied.

     2.3 Survival of Warranties and Representations. The representations and warranties made by Seller under this Agreement shall survive the Closing until the date which is eighteen months after the Closing Date, except that (a) all representations and warranties made in or pursuant to Sections 2.1.1 through
2.1.3 hereof shall survive the Closing indefinitely and (b) any representations and warranties made in or pursuant to Sections 2.1.13, 2.1.20 and 2.1.23 hereof shall survive until the applicable statute of limitations (including any extensions thereof) applicable thereto. The representations and warranties made by Buyer under this Agreement shall survive the Closing until the date which is eighteen months after the Closing Date, except that all representations and warranties made in or pursuant to Sections 2.2.1 and 2.2.2 hereof shall survive the Closing indefinitely.

     2.4 Knowledge. "KNOWLEDGE OF SELLER" or "SELLER'S KNOWLEDGE" or similar knowledge qualification in this Agreement shall mean to the knowledge that any director, officer (including director(s) of tax, operations managers, finance managers and controllers) of Schawk or its Affiliates actually had or in the reasonably prudent and diligent exercise of his duties as a director, officer of Schawk or its Affiliates should have had.

3.   AGREEMENTS PENDING CLOSING.

     3.1 Agreements of Seller Pending the Closing. Seller covenants and agrees that, pending the Closing and except as otherwise agreed to in writing by Buyer:

          3.1.1 Business in the Ordinary Course. The Business shall be conducted solely in the Ordinary Course of Business (as hereinafter defined) consistent with past practice. For purposes of this Agreement, the Business shall be deemed to be conducted in the Ordinary Course of Business only if any action with respect to the Business: (a) is consistent in nature, scope and magnitude with the past practices of Seller regarding the Business and is taken in the ordinary course of the normal day-to-day operations of Seller; (b) does not require authorization by the Board of Directors or Shareholders of Seller (or by any person or group of persons exercising similar authority) and does not require any other separate or special authorization of any nature; and (c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day-to-day operations of a person or persons that are in the same line of business as the Business.

          3.1.2 Existing Condition. Seller shall not cause nor permit to occur any of the events or occurrences described in Section 2.1.14 hereof.

          3.1.3 Maintenance of Physical Assets. Seller shall continue to maintain and service the physical assets used in the conduct of the Business in the same manner as has been its consistent past practice.

          3.1.4 Employees and Business Relations. Seller shall use its Best Efforts (as hereinafter defined) to preserve the Business intact, to keep available the services of the present officers, employees and agents of the Business and to maintain the relations and goodwill with the suppliers, customers, employees, agents, distributors and any others having business relations with the Business. For purposes of this Agreement, the term "BEST EFFORTS" or "REASONABLE BEST EFFORTS" means the efforts that a prudent person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible, provided, however, that a person required to use Best Efforts under this Agreement will not be thereby required to take actions that would result in a material adverse change in the benefits to such person of this Agreement or to dispose of or to make any change to its Business, expend any material funds or incur any other material burden other than expenditures customarily incurred in connection with consummating purchase and sale transactions as are contemplated by this Agreement.

          3.1.5 Maintenance of Insurance. Seller shall notify Buyer of any changes in the terms of the insurance policies and binders referred to on
     Schedule 2.1.17 hereto.

          3.1.6 Maintenance of Franchises, etc. Seller shall use its Best Efforts to maintain in full force and effect all Franchises currently in effect used in the conduct of the business of the Business.

          3.1.7 Compliance with Laws, etc. Seller shall comply with all laws, ordinances, rules, regulations and orders applicable to the Business, or Seller's operations, assets or properties in respect thereof, except where the noncompliance with which could not reasonably be expected to have a Material Adverse Effect.

          3.1.8 Update Schedules. Seller shall promptly disclose to Buyer any information contained in its representations and warranties or the Schedules which, because of an event occurring after the date hereof, is incomplete or is no longer correct as of all times after the date hereof until the Closing Date; provided, however, that none of such disclosures shall be deemed to modify, amend or supplement the representations and warranties of Seller or the schedules hereto for the purposes of Article IV hereof unless Buyer shall have consented thereto in writing.

          3.1.9 Conduct of Business. Seller shall use its Best Efforts to conduct its business in such a manner that on the Closing Date the representations and warranties of Seller contained in this Agreement shall be true, except as specifically contemplated by this Article 3, as though such representations and warranties were made on and as of such date. Furthermore, Seller shall cooperate with Buyer and use its Best Efforts to cause all of the conditions to the obligations of Buyer and Seller under this Agreement to be satisfied on or prior to the Closing Date. Seller shall use its Best Efforts to prevent a Material Adverse Effect.

          3.1.10 Sale of Assets; Negotiations. Seller shall not, directly or indirectly, sell or encumber all or any part of the Acquired Assets, other than in the ordinary course of the Business consistent with past practice, or initiate or participate in any discussions or negotiations or enter into any agreement to do any of the foregoing. Seller shall not provide any confidential information concerning the Business or its properties or assets to any third party other than in the ordinary course of business.

          3.1.11 Access. Seller shall give to Buyer's officers, employees, counsel, accountants and other representatives free and full access to and the right to inspect, during normal business hours, all of the premises, properties, assets, records, contracts and other documents relating to the Business and shall permit them to consult with the officers, employees, accountants, counsel and agents of Seller for the purpose of making such investigation of the Business, as Buyer shall desire to make, provided that such investigation shall not unreasonably interfere with Seller's business operations. Furthermore, Seller shall furnish to Buyer all such documents and copies of documents and records and information with respect to the affairs of the Business and copies of any working papers relating thereto as Buyer shall from time to time reasonably request and shall permit Buyer and its agents to make such physical inventories and inspections of the Assets as Buyer may request from time to time.

          3.1.12 Press Releases. Except as required by applicable law, Seller shall not give notice to third parties or otherwise make any public statement or releases concerning this Agreement or the transactions contemplated hereby except for such written information as shall have been approved in writing as to form and content by Buyer, which approval shall not be unreasonably withheld.

     3.2 Agreements of Buyer Pending the Closing. Buyer covenants and agrees that, pending the Closing and except as otherwise agreed to in writing by
Seller:

          3.2.1 Actions of Purchaser. Buyer will not knowingly take any action which would result in a breach of any of its representations and warranties hereunder. Furthermore, Buyer shall cooperate with Seller and use its Best Efforts to cause all of the conditions to the obligations of Buyer and Seller under this Agreement to be satisfied on or prior to the Closing Date.

          3.2.2 Confidentiality. Unless and until the Closing has been consummated, Buyer will hold, and shall cause their counsel, independent certified public accountants, appraisers and investment bankers to hold in confidence any confidential data or information made available to Buyer in connection with this Agreement with respect to the Business using the same standard of care to protect such confidential data or information as is used to protect Buyer's confidential information. If the transactions contemplated by this Agreement are not consummated, Buyer agrees that it shall return or cause to be returned to Buyer all written materials and all copies thereof that were supplied to Buyer by Seller and that contain any such confidential data or information.

          3.2.3 Press Releases. Except as required by applicable law, Buyer will not give notice to third parties or otherwise make any public statement or releases concerning this Agreement or the transactions contemplated hereby except for such written information as shall have been approved in writing as to form and content by Seller, which approval shall not be unreasonably withheld.

          3.2.4 Financing. Buyer represents, warrants and covenants to Seller that Buyer has sufficient financing to consummate the transactions contemplated hereby and has delivered to Seller executed commitment letters in form and substance acceptable to Seller evidencing that Buyer has such financing.

4.   CONDITIONS PRECEDENT TO THE CLOSING

     4.1 Conditions Precedent to Buyer's Obligations. All obligations of Buyer under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

          4.1.1 Representations and Warranties True as of the Closing Date. Each of the representations and warranties of Seller contained in this Agreement or in any schedule, certificate or document delivered by Seller to Buyer pursuant to the provisions hereof shall have been true on the date hereof without regard to any schedule updates furnished by Seller after the date hereof and shall be true on the Closing Date with the same effect as though such representations and warranties were made as of such date.

          4.1.2 Compliance with this Agreement. Seller shall have performed and complied with each and every agreement and condition required by this Agreement to be performed or complied with by it prior to or at the Closing.

          4.1.3 Closing Certificate. Buyer shall have received a certificate from Seller dated the Closing Date, certifying in such detail as Buyer may reasonably request that the conditions specified in Sections 4.1.1 and
     4.1.2 hereof have been fulfilled and certifying that Seller has obtained all consents and approvals required with respect to it or the Business by
     Section 4.1.6 hereof, other than those consents and/or approvals, the delivery of which has been waived by Buyer.

          4.1.4 Opinions of Counsel for Seller. Vedder, Price, Kaufman & Kammholz, P.C., counsel for Seller, shall have delivered to Buyer a written opinion, dated the Closing Date, in the form of Exhibit C hereto with only such changes as shall be in form and substance reasonably satisfactory to the Buyer and its counsel.

          4.1.5 No Threatened or Pending Litigation. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened.

          4.1.6 Consents and Approvals. The holders of any indebtedness of Seller, the lessors or lessees of any real or personal property or assets leased by Seller, the parties (other than Seller) to any contract, commitment or agreement to which Seller is a party or subject, any governmental or regulatory official, body or authority or any other person which owns or has authority to grant any Franchise and any governmental, judicial or regulatory official, body or authority having jurisdiction over Seller or Buyer to the extent that their consent or approval is required or necessary under the pertinent debt, lease, contract, commitment or agreement or other document or instrument or under applicable orders, laws, rules or regulations, for the consummation of the transactions contemplated hereby in the manner herein provided, shall have granted such consent or approval, other than those consents and/or approvals, the delivery of which has been waived by Buyer.

          4.1.7 Material Adverse Changes. There shall not have been and could not reasonably be expected to be a Material Adverse Effect.

          4.1.8 Intentionally Omitted.

          4.1.9 Key Employee Arrangements. Each of the employees of the Business listed in Schedule 2.1.19 hereto shall have been released from their employment with Seller as of the Closing Date.

          4.1.10 Approval of Counsel; Corporate Matters. All actions, proceedings, resolutions, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved on the Closing Date by Meltzer, Purtill & Stelle LLC, counsel for Buyer, in the exercise of their reasonable judgment. Seller shall also have delivered to Buyer such other documents, instruments, certifications and further assurances as such counsel may reasonably require.

          4.1.11 Financing. Buyer shall have obtained lender approval for the acquisition and other financing from the financing sources set forth in the indications of interest delivered to Seller on such terms set forth therein or from alternative financing sources on substantially similar terms; provided, however, if Buyer is unable to close the agreement for failure to obtain financing (other than as a result of a breach by Seller of any of the representations and warranties or obligations of Seller hereunder or the non-fulfillment or non-satisfaction by Seller of any other condition precedent), Buyer agrees to pay Seller its out-of-pocket professional fees and expenses related to the transaction, not to exceed $250,000.

          4.1.12 Hostile Acts. There shall not have occurred any national or international hostilities, acts of terror or acts of war.

          4.1.13 License Agreement. Seller and Buyer shall have entered into an exclusive, no cost, nonterminable, royalty-free license and intellectual property rights agreement ("LICENSE AGREEMENT") with respect to the TeamBase and Digital Link Software in the form of Exhibit D.

          4.1.14 Assignment of Leases. Buyer, together with Seller and the applicable landlord, shall have entered into an assignment of lease with respect to the Evanston Premises, the New York Premises and the lease with respect to the Business's on-site location at McGraw-Hill's location at Two Penn Plaza, New York, New York. With respect to the Evanston Premises, this shall mean an assignment of the Lease Agreement between Company 2 Incorporated (Landlord) and Proof Positive/Farrowlyne Associates, Inc. (Tenant) dated June 6, 2002, which lease was assigned by Landlord to 1614 Central, LLC by an Assignment and Assumption of Leases dated May 8, 2003. With respect to the New York Premises, this shall mean an assignment of both (a) Agreement of Lease between John Hancock Mutual Life Insurance Company (Landlord) and Applied Graphics Technologies, Inc. (Tenant) dated August 7, 1997; (b) Sublease between US. News & World Report, L.P. (Tenant) and Applied Graphics Technologies, Inc. (Subtenant) dated effective November 1, 1997, as amended by Amendment No. 1 to Sublease between Applied Graphics Technologies, Inc. and US. News & World Report, L.P. effective March 1, 2001; and (c) the lease with McGraw-Hill with respect to the above-described on-site location. In the event that the underlying landlord with respect to any of the leases described in this Section 4.1.14 refuses to consent to an outright assignment of any such lease from Seller to Buyer, then Buyer and Seller shall enter into a sublease for such premises, which sublease shall contain, mutatis mutandis, equivalent terms and conditions as the underlying lease.

          4.1.15 Leases. Buyer and Seller shall have entered into Lease Agreements in the form attached hereto and incorporated herein as Exhibits E, E-1 and E-2 for the Owned Real Property (excluding that portion of the Owned Real Property commonly known as 6209 Official Road, 6115 Official Road, and 6210 Factory Road, Crystal Lake, Illinois.

          4.1.16 Transition Services Agreement. Seller and Buyer shall have entered into a Transition Services Agreement ("TRANSITION SERVICES AGREEMENT") in the form of Exhibit F.

          4.1.17 Termination of Agreements. Seller shall have provided Buyer with termination agreements terminating the agreements and the obligations thereunder of Diane Romano and Jerry H. Byrd, respectively, with respect to the Employment Agreement between Schawk, Inc. and Diane Romano dated May 1, 2005; the Non-Competition/Non-Solicitation and Confidentiality Agreement by and between Applied Graphics Technologies, Inc. and Diane Romano dated April 1, 2003; and the Employment Agreement by and between Black Dot Graphics, Inc. and Jerry H. Byrd dated August 1, 1989.

          4.1.18 Assignment of Nardulli Employment Agreement. Seller shall have provided an assignment of the Nardulli Employment Agreement, such assignment to be accepted by Buyer as of the Closing Date.

          4.1.19 Waiver. Seller shall have delivered the Waiver in the form of
     Exhibit I.

     4.2 Conditions Precedent to the Obligations of Seller. All obligations of Seller under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

          4.2.1 Representations and Warranties True as of the Closing Date. The representations and warranties of Buyer contained in this Agreement or in any list, certificate or document delivered by Buyer to Seller pursuant to the provisions hereof shall be true on the Closing Date with the same effect as though such representations and warranties were made as of such date.

          4.2.2 Compliance with this Agreement. Buyer shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

          4.2.3 Closing Certificates. Seller shall have received a certificate from Buyer dated the Closing Date certifying in such detail as Seller may reasonably request that the conditions specified in Sections 4.2.1 and
     4.2.2 hereof have been fulfilled.

          4.2.4 No Threatened or Pending Litigation. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened.

          4.2.5 Intentionally Omitted.

          4.2.6 Approval of Counsel; Corporate Matters. All actions, proceedings, resolutions, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved on the Closing Date by counsel for Seller in the exercise of their reasonable judgment. Buyer shall also have delivered to Seller such other documents, instruments, certifications and further assurances as such counsel for Seller may reasonably require.

          4.2.7 Opinions of Counsel for Buyer. Meltzer, Purtill & Stelle, LLC, counsel for Buyer, shall have delivered to Seller a written opinion, dated the Closing Date, in the form of Exhibit G hereto with only such changes as shall be in form and substance reasonably satisfactory to the Seller and its counsel.

          4.2.8 Receipt of Purchase Price. Buyer shall have delivered the Purchase Price to Seller as provided in Section 1.5.

          4.2.9 Leases. Buyer and Seller shall have entered into the Lease Agreements in the forms attached hereto and incorporated herein as Exhibits E, E-1 and E-2.

          4.2.10 Assignment of Leases. Seller, together with Buyer and the applicable landlord, shall have entered into an assignment of lease with respect to the Evanston Premises and the New York Premises.

5.   CLOSING DATE AND DOCUMENTS

     5.1 Closing Date. The closing of the transactions provided for in this Agreement (the "CLOSING") shall occur on March 3, 2006, at 10:00 a.m. at the offices of Meltzer, Purtill & Stelle LLC, 1515 East Woodfield Road, Second Floor, Schaumburg, Illinois, or as otherwise agreed by the parties (the "CLOSING DATE"). The Closing shall be effective as of 12:01 a.m. on March 1, 2006 (the "Closing Date").

     5.2 Seller's Deliveries. At the Closing and subject to the terms and conditions herein contained, Seller shall execute and deliver to Buyer the following:

          5.2.1 A Bill of Sale with covenants of warranty of title, assignments, endorsements, and other good and sufficient instruments and documents of conveyance and transfer, in form reasonably satisfactory to Buyer and its counsel, as shall be necessary and effective to transfer, assign, and vest in, Buyer all of Seller's right, title and interest in and to the Acquired Assets including, without limitation, good and valid title in and to all of the Acquired Assets, and simultaneously with such delivery, all such steps will be taken as may be required to put Buyer in actual possession and operating control of the Acquired Assets;

          5.2.2 Assignment and Assumption Agreement of Assumed Contracts and Assumed Liabilities of Seller to be assumed by Buyer as part of the Acquired Assets executed by Buyer and Seller;

          5.2.3 Intentionally Omitted;

          5.2.4 A settlement statement (the "SETTLEMENT STATEMENT") executed by Buyer and Seller;

          5.2.5 An Assignment of Lease by and among Seller, Buyer and the applicable landlord for each of the Leased Premises being assigned to Buyer herein substantially in a form satisfactory to Buyer, in its reasonable discretion for the New York Premises and the Evanston Premises;

          5.2.6 Intentionally Omitted;

          5.2.7 Certificates of Good Standing for Schawk, Inc., Schawk Holdings, Inc. and Schawk USA, Inc. from the Secretary of State of the State of Delaware;

          5.2.8 Secretary's Certificate for each Seller certifying incumbency of officers of Seller, certifying as to unanimous agreement of the members of the board of directors of Seller regarding the divestiture of the Acquired Assets contemplated by this Agreement and attaching Certificate of Incorporation of Seller as amended (certified by the Secretary of State) and the Bylaws of Seller;

          5.2.9 Third-party consents to assignment with respect to Assumed Contracts, or as set forth in Section 5.4 herein;

          5.2.10 Applicable third party governmental consents;

          5.2.11 Legal opinion of Vedder, Price, Kaufman & Kammholz, P.C. in form satisfactory to Buyer;

          5.2.12 Executed name change documents applicable to the name of applicable trade name/Black Dot Graphics, Inc., Applied Graphics Technology, HudsonYards and Typo-Graphics along with funds sufficient to permit expedited filing of such documents;

          5.2.13 All schedules to be provided to Buyer hereunder;

          5.2.14 The Leases;

          5.2.15 Payoff letters and releases of liens from any secured lender or lienholder of Seller;

          5.2.16 Assignment of Trademarks with respect to any registered trademarks or trade names included within the Intellectual Property and any other assignments of intellectual property deemed necessary by Buyer's counsel;

          5.2.17 Such other documents as Buyer may reasonably request hereunder;

          5.2.18 The License Agreement;

          5.2.19 The Transition Services Agreement;

          5.2.20 The termination of the Diane Romano Employment Agreement;


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

          5.2.21 The termination of the Diane Romano
     Non-Competition/Non-Solicitation and Confidentiality Agreement;

          5.2.22 The termination of the Jerry H. Byrd Employment Agreement;

          5.2.23 The termination of the Ettore G. Nardulli Employment Agreement;

          5.2.24 The 401(k) Plan Spinoff Agreement; and

          5.2.25 The Waiver.

     5.3 Buyer's Deliveries. At the Closing and subject to the terms and conditions herein contained, Buyer shall execute and/or deliver, or arrange for delivery, to Seller the following:

          5.3.1 Cash Purchase Price;

          5.3.2 The Settlement Statement;

          5.3.3 The Assignment of Leases;

          5.3.4 The Leases;

          5.3.5 Assignment and Assumption of Assumed Contracts and Assumed Liabilities of Seller to be assumed by Buyer as part of the Acquired Assets;

          5.3.6 Secretary's Certificate certifying incumbency of officers of Buyer, attaching certified Articles of Organization (certified by the Secretary of State) and Operating Agreement of Buyer and certifying as to the adoption of resolutions of the manager of Buyer, regarding the acquisition contemplated by this Agreement;

          5.3.7 Legal opinion of Meltzer, Purtill & Stelle LLC in form satisfactory to Seller;

          5.3.8 The License Agreement;

          5.3.9 The Transition Services Agreement;

          5.3.10 The 401(k) Plan Spinoff Agreement; and

          5.3.11 The Waiver.

     5.4 Third Party Consents. Seller agrees that after the execution of this Agreement, at the request of Buyer, Seller will use its Reasonable Efforts to obtain consents to assignment for all contracts or agreements, which require consent to assignment, and which are being transferred to Buyer hereunder, whether or not Buyer has agreed to waive such consents as a condition to Closing. Seller agrees to obtain the consents necessary for the assignment or transfer to Buyer of the Software and Intellectual Property which are part of the Acquired Assets and which are necessary to operate the Business in a manner consistent with the past practices of Seller relating to the operations of the Business. Seller shall have no obligation to obtain any consent to assignment or transfer with respect to: (a) Software for which Buyer has waived in writing Seller's obligations to obtain such consent, (b) Software for which the license assignment or transfer fee attributable to the application costs less than $100 per unit, (c) outdated versions or editions of Software that are not available due to vendor or licensor refusal to provide such a consent, provided that Seller obtains, as a substitution thereof, a license for a more recent version or edition of such Software that is available from such vendor or licensor, and (d) licenses for Software that are not listed on the Software Spectrum records of Seller immediately prior to the Closing Date, provided that this exception does not apply to any item of Software to which Buyer can demonstrate a reasonable need to support the Business to the extent of an existing license for such Software within ninety (90) days after the Closing Date. With respect to any item of Software referred to in the proviso of clause
(d) of the prior sentence, if any such item of Software is not available from the vendor or licensor thereof, then Seller shall obtain, as a substitution thereof, a license for a more recent version or edition of such Software that is available from such vendor or licensor.

     Neither the foregoing nor Schedule 2.1.26 withstanding, Seller shall not be required to obtain licenses for any item of Software in a greater number than the number of licenses for such Software (which shall be deemed to equal at least one) held by the Business immediately prior to the Closing as determined by Software Spectrum records or other demonstrable evidence.

     To the extent that the assignment of any right or agreement the benefit of which is to be acquired by Buyer pursuant to this Agreement shall require the consent of any other party, and Seller shall have waived the obtaining of such consent prior to Closing, this Agreement shall not constitute a contract to assign the same until such consent is obtained. Buyer and Seller shall use Reasonable Efforts (including, without limitation, the payment of any transfer or license fee) after the Closing to obtain any consent necessary to any such assignment within the 90 days after the Closing Date. If any such consent it not obtained, (i) this Agreement shall not constitute or be deemed to be a contract to assign the same if an attempted assignment without such consent, approval or waiver would constitute a breach of such right or agreement or create in any party thereto the right or power to cancel or terminate such right or agreement; and (ii) Seller will cooperate with Buyer in any reasonable arrangement requested by Buyer designed to provide to Buyer the benefit, monetary or otherwise, of Seller's rights under such right or agreement, including enforcement of any and all rights of Seller against the other party arising out of a breach or cancellation thereof by such other party.

     5.5 Transaction Costs. Except as otherwise specifically provided for herein, each party shall bear all legal, accounting and other expenses incurred by such party in connection with this Agreement and the other agreements and transactions contemplated hereby.

     5.6 Further Assurances. Seller from time to time after the Closing, at Buyer's request and at its own expense, will promptly execute, acknowledge, and deliver to Buyer such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications, and further assurances as Buyer may reasonably require in order to vest more effectively in Buyer, or to put Buyer more fully in possession of, any of the Acquired Assets, or to better enable Buyer to complete, perform or discharge any of the Assumed Liabilities. Each of the parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement. Seller, at no fee, agrees to cooperate with Buyer in connection with Buyer's application for the transfer or reissuance in the name of Buyer of all Authorizations or to satisfy any regulatory requirements involving the transfer of the Acquired Assets. If any Authorization is not transferable or assignable, Seller agrees to cooperate with Buyer, at Buyer's sole cost, in obtaining the issuance of any new Authorization(s) required by Buyer.

     5.7 Post-Closing Receipts. Seller is responsible for remitting cash to Buyer for any receipts received by Seller after the Closing Date which are attributable to Receivables which were outstanding as of the Closing Date, all such receipts to be submitted on the next day following the date of receipt by Seller.

6.   INDEMNIFICATION

     6.1 Seller's Agreement to Indemnify. Each Seller, jointly and severally, agrees to indemnify, defend and hold harmless Buyer and its successors and assigns from, against and in respect of the full amount of any and all liabilities, damages, claims, deficiencies, fines, assessments, losses, taxes, penalties, interest, costs and expenses, including, without limitation, reasonable fees and disbursements of counsel ("DAMAGES") arising from, in connection with, or incident to:

               (a) any untruth, inaccuracy, breach or omission of, from or in, the representations and warranties made to Buyer herein; or any nonfulfillment of any covenant or agreement of Seller under this Agreement; or from any untruth, inaccuracy, breach or omission of, from or in, any representation or warranty, or any nonfulfillment of any covenant or agreement made by Seller in the Schedules or any other written statement, list, certificate or other instrument furnished to Buyer by or on behalf of Seller pursuant to this Agreement.

               (b) the Excluded Liabilities;

               (c) warranty claims relating to sales, work and/or services provided by Seller prior to the Closing Date or relating to Seller's jobs in process as of the Closing Date;

               (d) any fees, expenses or other payments incurred or owed by Seller to any brokers or comparable third parties retained or employed in connection with the transactions contemplated by this Agreement;

               (e) the failure to comply with statutory provisions relating to bulk sales and transfers (other than Damages resulting from the failure of Buyer to discharge the Assumed Liabilities or to fulfill its obligations post-Closing with respect to the Assumed Contracts);

               (f) the failure to pay any Taxes arising out of the transactions contemplated by this Agreement including, without limitation, transfer taxes

          (other than transfer taxes which, pursuant to the provisions of applicable law, are assessed against the Buyer);

               (g) any severance benefits payable to the employees of Seller by reason of the consummation of the transactions contemplated by this Agreement, including any payments arising out of Seller's termination of employees, including any payments arising out of a failure to comply with the WARN Act or any state equivalent;

               (h) subject to Section 6.4, any claim made by a third party alleging facts which, if true, would entitle Buyer to indemnification pursuant to the above; and

               (i) any and all actions, suits, claims, proceedings, investigations, audits, demands, assessments, fines, judgments, costs and other expenses (including, without limitation, reasonable audit and legal fees) incurred by Buyer resulting from the circumstances described in Section 6.1(a) through (h) above.

     6.2 Buyer's Agreement to Indemnify. Buyer agrees to indemnify and hold harmless Seller and its assigns from, against and in respect of the full amount of any and all Damages arising from, in connection with, or incident to (i) any breach or violation of any of the representations, warranties, covenants or agreements of Buyer contained in this Agreement or in any document or certificate delivered by Buyer at or prior to the Closing, (ii) the ownership and operation of the Acquired Assets by Buyer from and after the Closing Date except with respect to any damages, claims, losses, liability or expenses, including reasonable attorney fees arising out of or relating to any claim or finding that Buyer is deemed to be the successor of Seller, in which case all such damages, claims, losses, liabilities, costs and expenses shall be the obligation of Seller to the extent they relate to the pre Closing operation of the Business by Seller, and (iii) the failure by Buyer to pay and discharge the Assumed Liabilities or to fulfill its obligations under the Assumed Contracts.

     6.3 Procedures for Making Claims. If and when either Buyer or Seller (the "INDEMNITEE") desires to assert a claim for Damages against the other party (the "INDEMNITOR") pursuant to the provisions of this Section 6, the Indemnitee shall deliver to the Indemnitor a certificate signed by its president or manager, as the case may be (the "NOTICE OF CLAIM"): (i) stating that the Indemnitee has paid or accrued (or intends to pay or accrue) Damages to which it is entitled to indemnification pursuant to this Section 6 and the amount thereof (to the extent then known); and (ii) specifying to the extent possible (A) the individual items of loss, damage, liability, cost, expense or deficiency included in the amount so stated, (B) the date each such item was or will be paid or accrued and (C) the basis upon which Damages are claimed. If the Indemnitor shall object to such Notice of Claim, the Indemnitor shall deliver written notice of objection (the "NOTICE OF OBJECTION") to the Indemnitee within thirty (30) days after delivery of the Notice of Claim. The Notice of Objection shall set forth the grounds upon which the objection is based and state whether the Indemnitor objects to all or only a portion of the matter described in the Notice of Claim. If the Notice of Objection shall not have been so delivered within such thirty (30) day period, the Indemnitor shall be conclusively deemed to have acknowledged the correctness of the claim or claims specified in the Notice of Claim for the full amount thereof. The Damages set forth in the Notice of Claim shall be payable to the Indemnitee within ten (10) days of the expiration of such thirty (30) day period without the necessity of further action. Interest on indemnification payments hereunder for or-of-pocket Damages, shall accrue at the prime rate as published in the Wall Street Journal, plus two percent (2%) per annum on any out-of-pocket expenses from (x) the expiration of such ten (10) day period to
(y) the date of the Indemnitor's payment of indemnification for such Damages. In the event that a Notice of Objection has been delivered, and an Indemnitee should have a claim against an Indemnitor hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnitor and the Indemnitee shall comply with the other related provisions of this Agreement.

     6.4 Defense Procedure for Third Party Claims. With respect to a claim by a third party (Third Party Claim), which, if successful, might result in an obligation of the Indemnitor to pay Damages, the Indemnitee shall give written notice together with a statement of any available information (other than privileged information) regarding such claim to the Indemnitor after learning of such claim. If the Indemnitor notifies the Indemnitee that it acknowledges its indemnification obligation with respect to such claim, the Indemnitor shall have the right, upon written notice to the Indemnitee (the Defense Notice) within fifteen (15) days after receipt from the Indemnitee of notice of such claim, which notice by the Indemnitor shall specify the counsel it will appoint to defend such claim (Defense Counsel), to conduct at its expense the defense against such claim in its own name, or if necessary in the name of the Indemnitee; provided, however, that the Indemnitee shall have the right to approve Defense Counsel, which approval shall not be unreasonably withheld. After notice from Indemnitor to Indemnitee of the election so to assume the defense thereof, Indemnitor will not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with the defense thereof, other than reasonable costs of investigation, unless Indemnitor does not actually assume the defense thereof following notice of such election or unless Indemnitee reasonably determines that the Indemnitors do not have sufficient financial resources to defend such matter. Indemnitee and Indemnitor will render to each other such assistance as may reasonably be required of each other in order to insure proper and adequate defense of any such suit, Damages or proceeding.

               (a) In the event that the Indemnitor shall fail to give the Defense Notice, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnitee shall have the right to conduct the defense in good faith and to compromise and settle the claim in good faith.

               (b) In the event that the Indemnitor does deliver a Defense Notice and thereby elects to conduct the defense of the subject claim, the Indemnitor shall conduct such defense at its sole cost and expense. The Indemnitee will cooperate with and make available to the Indemnitor such assistance and materials as it may reasonably request, all at the expense of the Indemnitor, and the Indemnitee shall have the right at its expense to participate in the defense assisted by counsel of its own choosing; provided, however, that the Indemnitee shall have the right to compromise and settle such claim only with the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed.

               (c) Without the prior written consent of the Indemnitee, the Indemnitor will not enter into any settlement of any Third Party Claim or cease to defend against such claim, if pursuant to or as a result of such settlement or cessation, (i) injunctive relief or specific performance would be imposed against the Indemnitee, or (ii) such settlement or cessation would lead to liability or create any financial or other obligation on the part of the Indemnitee.

               (d) The Indemnitor shall not be entitled to control, and the Indemnitee shall be entitled to have sole control over, the defense or settlement or any claim to the extent that claim seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnitee which, if successful, could materially interfere with the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnitee (and the cost of such defense shall constitute an amount for which the Indemnitee is entitled to indemnification hereunder).

               (e) If a firm decision is made to settle a Third Party Claim, which claim the Indemnitor is permitted to settle under Section 6.4(c), and the Indemnitor desires to accept and agree to such settlement, the Indemnitor will give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such settlement within thirty (30) calendar days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnitor as to such Third Party Claim will not exceed the amount of such settlement offer.

     6.5 Warranty Claims. In the case of any warranty claim against Buyer for services provided or work performed by Seller, Buyer may, to the extent required to preserve its relationship with its customers, resolve such claim, without the consent of Seller without releasing Seller's indemnity obligations hereunder; provided, that (i) Seller is given notice of such claim and right to participate in such settlement discussions; and (ii) Buyer shall use commercially-reasonable efforts to obtain Seller's consent, which consent shall not be unreasonably withheld. If Seller does not consent to any such resolution of any such warranty claim and Buyer nonetheless resolves such claim with its customer, then whether Buyer has a claim for Damages against Seller as a result of resolution of such warranty claim shall be determined without regard to the fact that Buyer incurred such costs, but only with regard to whether the underlying customer claim was valid.

     6.6 Consent to Jurisdiction, Etc. Subject to the provisions of this Agreement, Seller and Buyer irrevocably and unconditionally (1) agree that any suit, action or other legal proceeding arising out of this Agreement may be brought in the United States District Court for the Northern District of Illinois or, if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the County of Lake in the State of Illinois; (2) consent to the jurisdiction of any such court in any such suit, action or proceeding; (3) waive any objection which such party may have to the laying of venue of any such suit, action or proceeding in any such court; and (4) agree that the venue for any proceeding described in Section 6.5 below shall be located within the county limits of Lake County, Illinois, or in such other location as the parties may mutually agree in writing.

     6.7 Intentionally Omitted.

     6.8 Compliance with Bulk Sales Laws. Buyer and Seller hereby waive compliance by Buyer and Seller with the bulk sales laws and any other similar laws in any jurisdiction in respect of the transactions contemplated by this Agreement. Seller shall indemnify Buyer from and hold it harmless against, any liabilities, damages, costs, and expenses, including reasonable attorney's fees, resulting from and arising out of (i) the parties' failure to comply with any of said laws in respect of the transactions contemplated by this Agreement, or (ii) any action brought or levy made as a result thereof.

     6.9 Limitation on Indemnity.

               (a) Notwithstanding any other provision of this Agreement:

                    (i) Seller shall not have any obligation to indemnify Buyer or its assigns pursuant to Section 6 unless and until, and only to the extent that, the aggregate of all such individual Damages incurred or sustained by Buyer or its assigns with respect to which Buyer or its assigns are entitled to indemnification under
               Section 6 exceeds $300,000 (the Basket), in which case the Seller shall be liable for the entire amount of such Damages in excess of $150,000; provided, however, that the foregoing Basket shall not apply to Damages resulting from a breach by Seller of Sections 2.1.1 and 2.1.3; any matters disclosed pursuant to a Supplement Disclosure Schedule provided under Section 3.1.8 which matters disclosed therein were known by Seller at the signing of this Agreement; any failure by Seller to pay the Excluded Liabilities; the indemnification obligation of Seller under
               Section 6.8, and any breach by Seller of Section 7.3(a), (b) or
               (c); any pre-Closing Date liabilities of Seller under the 401(k) Plan Spinoff Plan; and the failure of Seller to pay any license, assignment or transfer fee for the Software in accordance with the provisions of Section 5.4.

                    (ii) the aggregate liability of Seller to indemnity Buyer
               and its assigns for Damages under Section 6 shall in no event exceed the Purchase Price.

               (b) Notwithstanding any other provision of this Agreement:

                    (i) Buyer shall not have any obligation to indemnify Seller pursuant to Section 6 unless and until, and only to the extent that, the aggregate of all individual Damages incurred or sustained by Buyer with respect to which Seller is entitled to indemnification under Section 6 exceeds the Basket in which case Buyer shall be liable for the entire amounts of such Damages from the first dollar; indemnities payable with respect to a violation of Buyer's obligation to pay and discharge the Assumed Liabilities or fulfill its obligations under the Assumed Contract or any breach of Section 7.3(d) shall not be subject to any minimum amount; and

                    (ii) the aggregate liability of Buyer to indemnify Seller
               for Damages under Section 6 shall in no event exceed the Purchase Price; provided, however, that the foregoing dollar limitation shall not apply to Damages with respect to claims made for breaches of, or any inaccuracies in, any representation, warranty or covenant made in Sections 2.2.1 and 2.2.2 of this Agreement.

7.   OTHER AGREEMENTS

     7.1 Intentionally Omitted.

     7.2 Allocation of Purchase Price. The Purchase Price and the liabilities assumed by Buyer in accordance with Section 1.3 hereof shall be allocated among the Acquired Assets acquired hereunder as described on Schedule 7.2 hereof. Buyer and Seller shall prepare and file their respective federal and state income tax returns including, without limitation, Internal Revenue Service Form 8594, reflecting the transactions contemplated in this Agreement in a manner consistent with the allocation in such Schedule 7.2. Buyer and Seller shall make those portions of their returns, or amendments thereof, that relate to the reporting of the transactions contemplated hereby available for inspection by the other party or its representatives, and such other party shall specify, within ten (10) days after its receipt of such return or amendment, in what respect, if any, such return or amendment would violate the obligations set forth in the preceding sentence. Seller and Buyer each hereby covenant and agree that it will not take a position on any income tax return, before any governmental agency charged with the collection of any income tax, or in any judicial proceeding that is in any way inconsistent with the terms of this
Section 7.2.

     7.3 Covenant Not to Compete.

               (a) Noncompetition; Confidential Information. From the Closing Date until the end of the fifth (5th) year following the Closing Date (the "Noncompete Period"), Seller and its Affiliates will not (directly or indirectly) participate in, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, principal, agent, representative, consultant, investor, owner, partner, manager, joint venturer or otherwise with, or permit its name to be used by or in connection with, or Knowingly lease, sell or permit to use any real property or interest therein majority owned by Seller to, any business or enterprise engaged in providing (i) book and publication printing, pre-press, digital imaging or retouching services, (ii) any pre-press, digital imaging or re-touching services for Kero Road Accounts, McGraw Hill, Newsweek or any other "Active Account" (as defined below), or (iii) any pre-press, digital imaging or retouching services to be performed in the New York metropolitan area as controlled or directed by any advertising agency in the New York metropolitan area (the "PROSCRIBED BUSINESS" and such agreement not to compete with the Proscribed

          Business, the "NONCOMPETITION AGREEMENT"), within the continental United States. Active Account means any "Account" (as defined herein) for which the Business has provided services within the year immediately prior to the Closing Date. Account means with respect to services controlled or directed by an advertising agency, services performed for a particular client of such advertising agency and not all services performed for such advertising agency. Account means, with respect to services not controlled or directed by an advertising agency, but rather awarded or placed directly by the client, services performed for a particular division or business unit of the client and not all services performed for all divisions or operating units of such client. Notwithstanding the foregoing, nothing herein shall prevent Seller from conducting and operating the Retained Business (including, without limitation, pre-press, imaging and re-touching services) and expansions and extensions thereof so long as Seller does not violate the Noncompetition Agreement with respect to the Proscribed Business. Without limitation of the foregoing, Seller on behalf of it and its Affiliates covenants and agrees that they shall not use for their own behalf or divulge to any third party any Confidential Information (as hereinafter defined) or trade secrets relating to the Business. As used herein, "CONFIDENTIAL INFORMATION" shall consist of all information, knowledge or data relating to the Business (including without limit all information relating to customer and prospective customer lists, prices and trade practices) which is not in the public domain or otherwise published or publicly available.

               (b) Nonsolicitation. Seller agrees that, during the Noncompete Period, Seller and its Affiliates will not (directly or indirectly) call on or solicit for the purpose of engaging in the Proscribed Business, or divert or take away from Buyer or any subsidiary of Buyer the business of (including, without limitation, by divulging to any competitor or potential competitor of Buyer the name of) any person, firm, corporation or other entity who or which at the Closing Date was, or at any time during the three (3) years preceding the Closing Date had been, a customer of Seller with respect to the Business or whose identity is known to Seller at the Closing Date as one whom Buyer intends to solicit within the succeeding year.

               (c) Hiring of Buyer's Employees. During the Noncompete Period, Seller and its Affiliates shall not (directly or indirectly) hire or offer employment to any employee of Buyer unless Buyer or such employee first terminates the employment of such employee.

               (d) Buyer Noncompetition; Confidential Information. From the Closing Date until the end of the fifth (5th) year following the Closing Date (the "NONCOMPETE PERIOD"), Buyer will not (directly or indirectly) participate in, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, principal, agent, representative, consultant, investor, owner, partner, manager, joint venturer or otherwise with, or permit its name to be used by or in connection with, or Knowingly lease, sell or permit to use any real property or interest therein majority owned by Buyer to, any business or enterprise engaged in providing pre-press, digital imaging or re-touching services in each case, for the types of work done by such Designer's Atelier division prior to the Closing Date for those customers of Seller's Designers Atelier division listed on Schedule 7.3(d) (the "BUYER PROSCRIBED BUSINESS" and such agreement not to compete with the Buyer Proscribed Business, the "BUYER NONCOMPETITION AGREEMENT"), within the continental United States. Notwithstanding the foregoing, nothing herein shall prevent Buyer from conducting and operating the Business (including, without limitation hereto, pre-press, digital imaging and re-touching services) and expansions and extensions thereof so long as Buyer does not violate the Buyer Noncompetition Agreement with respect to the Buyer Proscribed Business. Without limitation of the foregoing, Buyer covenants and agrees that it shall not use for its own behalf or divulge to any third party any Confidential Information (as hereinafter defined) or trade secrets relating to the Retained Business. As used herein, "Retained Confidential Information" shall consist of all information, knowledge or data relating to the Business (including without limit all information relating to customer and prospective customer lists, prices and trade practices) which is not in the public domain or otherwise published or publicly available.

               (e) Hiring of Seller's Employees. During the Noncompete Period Buyer and its Affiliates shall not (directly or indirectly) hire or offer employment to any employee of the Retained Business unless Seller or such employee first terminates the employment of such employee.

     Each of Buyer and Seller acknowledges that (i) the provisions of this
Section 7.3 are reasonable and necessary to protect the respective legitimate interests of Buyer and Seller, (ii) any violation of this Section 7.3 will result in irreparable injury to Buyer or Seller, as applicable, and that damages at law would not be reasonable or adequate compensation to Buyer or Seller, as applicable, for a violation of this Section 7.3, and (iii) Buyer or Seller, as applicable, shall be entitled to have the provisions of this Section 7.3 specifically enforced by preliminary and permanent injunctive relief without the necessity of proving actual damages and without posting bond or other security, as well as to an equitable accounting of all earnings, profits and other benefits arising out of any violation of this Section 7.3 and shall be entitled to all other remedies available at law or in equity. In the event the provisions of this Section 7.3 should ever be deemed to exceed the limitations provided by applicable law, then the parties hereto agree that such provisions shall be reformed to set forth the maximum limitation period.

     7.4 Termination of Employees. Seller agrees to terminate at Closing the employees of the Business listed in Schedule 2.1.19.

     7.5 Conditions to Closing. Each of Buyer and Seller shall cause each of the Closing Conditions over which it has control to be satisfied.

     7.6 Tax Cooperation. Each party agrees to use Reasonable Efforts to minimize the aggregate amount of sales and other Taxes payable in connection with the transactions contemplated hereby, including, without limitation, executing and delivering any applicable exemption certificates or comparable documents.

     7.7 Employees of the Business. In the event that any employee of the Business declines to accept Buyer's offer of employment and subsequently, within six (6) months of the Closing Date, becomes employed by Buyer, then Buyer shall reimburse Seller for any severance or related out-of-pocket costs (COBRA or the like) incurred by Seller as a result of such employee no longer being employed by Seller.

8.   MISCELLANEOUS

     8.1 Termination.

               (a) Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated by written notice of termination at any time before the Closing Date only as follows:

                    (i) by mutual consent of Seller and Buyer;

                    (ii) by Buyer, (A) at any time if the representations and
               warranties of Seller contained in Section 2.1 hereof were incorrect in any material respect when made or at any time thereafter, or (B) upon written notice to Seller given at any time after March 10, 2006 (or such later date as shall have been specified in a writing authorized on behalf of Seller and Buyer) if all of the conditions precedent set forth in Section 4.1 hereof have not been met; or

                    (iii) by Seller, (A) at any time if the representations and warranties of Purchaser contained in Section 2.2 hereof were incorrect in any material respect when made or at any time thereafter, or (B) upon written notice to Buyer given at any time after March 10, 2006 (or such later date as shall have been specified in a writing authorized on behalf of Seller and Buyer) if all of the conditions precedent set forth in Section 4.2 hereof have not been met.

               (b) In the event of the termination and abandonment hereof pursuant to the provisions of this Section 8.1, this Agreement (except for Section 3.2.2 which shall continue) shall become void and have no effect, without any liability on the part of any of the parties or their directors or officers or stockholders in respect of this Agreement, unless the termination was the result of the representations and warranties of a party being materially incorrect when made or the material breach by such party of a covenant hereunder in which event the party whose representations and warranties were incorrect or who breached such covenant shall be liable to the other party for all costs and expenses of the other party in connection with the preparation, negotiation, execution and performance of this Agreement.

     8.2 Entire Agreement and Modification. This Agreement, including the Exhibits and Schedules hereto which are hereby incorporated by reference herein and made a part hereof for all purposes, constitutes and contains the entire agreement of the parties and supersedes any and all prior negotiations, correspondence, understandings and agreements between the parties respecting the subject matter hereof. This Agreement may be amended, supplemented or interpreted only by a written instrument signed by the parties.

     8.3 Sole Benefit. The agreements of the parties to, and the terms and conditions of, this Agreement are for the sole benefit of such parties and are not for the benefit of any third party.

     8.4 Severability. The provisions of this Agreement shall be severable. The unenforceability or invalidity of any one or more provisions, clauses, or sentences hereof shall not render any other provision, clause or sentence herein contained unenforceable or invalid. The portion of the Agreement which is not invalid or unenforceable shall be considered enforceable and binding on the parties and the invalid or unenforceable provision(s), clause(s) or sentence(s) shall be deemed excised, modified or restricted to the extent necessary to render the same valid and enforceable, and this Agreement shall be construed as if such invalid or enforceable provision(s), clause(s), or sentence(s) were omitted. Any provision of this Agreement which is unenforceable in any jurisdiction shall as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The provisions of this Section 6.3 shall survive the termination of this Agreement for any reason.

     8.5 Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument executed by such party. No waiver of any breach of this Agreement shall operate as a waiver of any similar or subsequent breach or any breach of any other provision of this Agreement.

     8.6 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois without regard to principles of conflicts of law. For all purposes of this Agreement, and any ancillary document to which it or he is a party, including, without limitation, any action or proceeding instituted for the enforcement of any right, remedy, obligation, or liability, including Damages, arising under or by reason hereof or thereof, each party consents and submits to the venue of such action or proceeding in any court of general jurisdiction in the County of Lake in the State of Illinois, and the United States District Court for the Northern District of Illinois. If any of the provisions or portions of this Agreement are invalid under any applicable statute or rule of law, they are to that extent to be omitted. No waiver of any breach of this Agreement shall operate as a waiver of any similar or subsequent breach or any breach of any other provision of this Agreement.

     8.7 Public Announcement. Following consummation of the transactions contemplated by this Agreement, Buyer and Seller shall cooperate on a public announcement thereof, but shall in no event disclose publicly specific details of the transaction, including, without limitation, the Purchase Price.

     8.8 Notices. Any notice or other communication required or permitted hereunder shall be in writing and may be delivered by hand, by overnight courier service, by United States mail or by facsimile. Notices delivered by hand or overnight courier service shall be deemed to have been duly given on the date of delivery against receipt. Notices delivered by mail shall be deemed to have been duly given four (4) days after the date of mailing, if mailed postage prepaid by certified first class mail, return receipt required. Notices delivered by facsimile shall be deemed given when received with receipt acknowledged. All notices to be given under this Agreement shall be addressed to the parties at the following addresses and/or to such other address (or to such other person's attention or with a copy to such other person) as either party may specify in a notice given in accordance with this Section 6.7. In the event that any notice is not delivered to any party entitled thereto because such party has moved and the address is unknown, or because such party has refused to accept such notice, then such notice shall be deemed to be effective as if delivered.

          To Buyer:             CAPS Group Acquisition LLC
                                329 West 18th Street, Suite 800
                                Chicago, Illinois 60616
                                Attention: John Reilly, Manager
                                Facsimile: (312) 601-9140

          With copy to:         Meltzer, Purtill & Stelle LLC
                                1515 E. Woodfield Road, Second Floor
                                Schaumburg, Illinois 60173
                                Attention: John F. Purtill
                                Facsimile: (847) 330-1231

          To Seller and/or
          the Related Parties   Schawk, Inc.
                                1695 River Road
                                Des Plaines, Illinois 60018
                                Attention: David A. Schawk
                                Facsimile: (847) 827-1264

          With copies to:       Schawk, Inc.
                                1695 River Road
                                Des Plaines, Illinois 60018
                                Attention: A. Alex Sarkisian and
                                           Ronald J. Vittorini
                                Facsimile: (847) 827-1264

          and

                                Vedder, Price, Kaufman & Kammholz, P.C.
                                222 North LaSalle Street, Suite 2600
                                Chicago, Illinois 60601
                                Attention: John T. McEnroe
                                Facsimile: (312) 609-5005

     8.9 Currency. All monetary amounts expressed in this Agreement and all payments required by this Agreement are and shall be in United States dollars.

     8.10 Assignment. No party's rights and obligations under this Agreement may be assigned without the prior written consent of the other parties and any attempted assignment in violation of the preceding sentence shall be void, provided, however, that Buyer may, at its option, assign its interest to a third party which is under common control with Buyer or to a successor in interest, by merger or otherwise or to a lender to secure any loan from such lender to Buyer, in which event all the rights and powers of Buyer and the remedies available to it under this Agreement shall extend to and be enforceable by such assignee. Any such assignment and delegation shall not release Buyer from its obligations under this Agreement, Buyer guarantees to Seller the performance by each such assignee of its obligations under this Agreement. In the event of any such assignment and delegation, the term Buyer as used in this Agreement shall be deemed to refer to each such assignee of the Buyer and shall be deemed to include both Buyer and each such assignee where appropriate. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties.

     8.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     8.12 Section Headings; Gender; Person. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Any reference to a person or Person herein shall include an individual, firm, corporation, partnership, limited liability company, trust, governmental authority or body, association, unincorporated organization or any other entity.

     8.13 Prevailing Party. In the event of any litigation to enforce any of the provisions of this Agreement, the losing party shall pay the reasonable costs, fees and expenses of the prevailing party, unless such costs, expenses and fees are otherwise allocated by the court. This provision shall not limit in any manner the definition of, or a party's right to receive, Damages pursuant to the indemnification provisions of this Agreement.

     8.14 Jury Waiver. THE PARTIES IRREVOCABLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING (I) TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH, OR (II) ARISING FROM ANY DISPUTE OR CONTROVERSY IN CONNECTION WITH OR RELATED TO THIS AGREEMENT OR ANY SUCH AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.


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

     8.15 Other Definitions. The following capitalized terms used herein without definition shall have the meanings set forth below:

     "401(K) PLAN SPINOFF AGREEMENT" shall mean that certain 401(k) Plan Spinoff Agreement to be executed and delivered on the Closing Date by Schawk, Inc. and Buyer in the form attached hereto and incorporated herein as Exhibit H.

     "KERO ROAD TRANSFERRED ACCOUNTS" shall mean the following five ad agency pre-press accounts: (i) Foote, Cone & Belding; (ii) Grey Worldwide/Ericcson Fina; (iii) the Lancome division of L'Oreal USA related to advertising and POP/POS; (iv) Merrill Lynch; (v) Bumble & Bumble; (vi) DeVito Fitterman; (vii) Managed Solutions; and (viii) Elizabeth Arden, including the onsite, which at Closing shall be transferred from Seller's operating unit located at One Kero Road, Carlstadt, New Jersey to Seller's operating unit at 450 West 33rd Street, 11th Floor, New York, New York.

     "PERMITTED ENCUMBRANCES" shall mean (a) Encumbrances for current Taxes not yet due and payable, (b) Encumbrances in favor of or which otherwise are owed to materialmen, workmen, carriers, warehousepersons or laborers not currently due or not in excess of $5,000 individually or $15,000 in the aggregate and (c) rights of lessors or licensors with respect to leased or licenses property included within the Acquired Assets.

     "WAIVER" shall mean the release and waiver of Seller regarding any pre-Closing Date obligations of employees in the form attached hereto and incorporated herein as Exhibit I.

     8.16 Arbitration. If there is any dispute or claim concerning the interpretation of this Agreement, and the relative rights and obligations of the parties hereunder, the parties agree that each party will provide written notice of any claim or dispute under this Agreement, and will use Reasonable Efforts for a period of 15 days following delivery of such notice to agree upon a mutually acceptable attorney to act as an arbitrator of such claim or dispute. If the parties are not able to agree on a mutually satisfactory arbitrator within the foregoing 15-day period, each party will designate an attorney and the two attorneys so designated will select a third attorney to act as an arbitrator of such claim or dispute. Any such arbitration shall be conducted in accordance with the rules of the American Arbitration Association. The decision of any arbitrator selected in accordance with this Section 8.16 will be final and binding upon the parties. In order to be selected as an arbitrator pursuant to this Section 8.16, an attorney must be an equity partner (or comparable) of a law firm located in Chicago, Illinois and must be experienced in commercial transactions.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK -

                          SIGNATURE PAGE FOLLOWS . . .]


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

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

SCHAWK, INC.,                           CAPS GROUP ACQUISITION, LLC,
a Delaware corporation                  an Illinois limited liability company


By: /s/ A. Alex Sarkisian               By: /s/ John Reilly
    ---------------------------------       ------------------------------------
Print Name: A. Alex Sarkisian               John Reilly, Manager
Title: Executive Vice President


SCHAWK HOLDINGS, INC.,                  SCHAWK USA, INC.,
a Delaware corporation                  a Delaware corporation


By: /s/ A. Alex Sarkisian               By: /s/ A. Alex Sarkisian
    ---------------------------------       ------------------------------------
Print Name: A. Alex Sarkisian           Print Name: A. Alex Sarkisian
Title: Executive Vice President         Title: Executive Vice President

                            GUARANTY (LIMITED AMOUNT)

     In order to induce Seller to enter into the foregoing Asset Purchase Agreement ("ACQUISITION AGREEMENT"), to be executed by and between CAPS Group Acquisition, LLC ("BUYER"), Schawk, Inc. and certain of its direct or indirect wholly-owned subsidiaries (collectively, ("SELLER") dated as of March 3, 2006 and for other good and valuable consideration, receipt of which is hereby acknowledged, the undersigned (hereinafter referred to as "GUARANTOR") hereby unconditionally guarantees to Seller the full and prompt performance by Buyer and payment of all obligations and amounts due Seller from Buyer pursuant to said foregoing Asset Purchase Agreement. The foregoing notwithstanding, Guarantor's liability under this Guaranty (Limited Amount) shall not exceed the sum of (i) $250,000 plus (ii) reasonable attorneys' fees incurred by Seller in enforcing this Guaranty (Limited Amount) plus (iii) interest on any such amounts computed from the date on which Seller demands payment under this Guaranty (Limited Amount) at the per annum interest rate stated in Section 6.3 of the Acquisition Agreement.

                                        GROUP 329, LLC, an Illinois limited
                                        liability company


                                        By: /s/ John Reilly
                                            ------------------------------------
                                            John Reilly, Manager

Terms
   401(k) Plan Spinoff Agreement.........................................     52
   Acquired Assets.......................................................      2
   Adjustment Objection Notice...........................................      7
   Affiliates............................................................     18
   Agreement.............................................................      1
   Arbitrator............................................................      8
   Assumed Contracts.....................................................      2
   Assumed Liabilities...................................................   2, 5
   Authorizations........................................................      3
   Benefit Arrangement...................................................     20
   Best Efforts..........................................................     31
   Business..............................................................      1
   Buyer.................................................................      1
   Cash Purchase Price...................................................      7
   CERCLA................................................................     26
   Closing...............................................................     37
   Closing Balance Sheet.................................................      7
   Closing Date..........................................................     37
   Confidential Information..............................................     47
   Contracts.............................................................     18
   Control...............................................................     18
   Customers.............................................................      2
   Damages...............................................................     41
   Employee..............................................................     20
   Employee Plans........................................................     20
   Encumbrances..........................................................     10
   Equipment.............................................................      2
   ERISA.................................................................     20
   ERISA Affiliate.......................................................     20
   Excluded Assets.......................................................   1, 4
   Excluded Liabilities..................................................      5
   Financial Statements..................................................     12
   Furniture and Fixtures................................................      3
   Hazardous Substance...................................................     26
   Indemnitee............................................................     42
   Indemnitor............................................................     42
   Intellectual Property.................................................      4
   Interim Balance Sheet.................................................     12
   Interim Balance Sheet Date............................................     12
   Inventory.............................................................      2
   Kero Road Transferred Accounts........................................     52
   Knowledge of Seller...................................................     30
   Leased Real Property..................................................     24
   Leases................................................................     24
   Liabilities...........................................................     12

   License Agreement.....................................................     35
   Material Adverse Effect...............................................      9
   Material Supplier.....................................................     10
   Multi-employer Plan...................................................     20
   Noncompete Period.....................................................     47
   Noncompetition Agreement..............................................     46
   Notice of Claim.......................................................     42
   Notice of Objection...................................................     42
   Owned Real Property...................................................     24
   PBGC..................................................................     20
   Pension Plan..........................................................     20
   Permitted Encumbrances................................................     53
   Post-Closing Adjustment...............................................      7
   Proscribed Business...................................................     46
   Purchase Price........................................................      6
   Purchased Assets......................................................      2
   RCRA..................................................................     26
   Real Property.........................................................     24
   Reasonable Best Efforts...............................................     31
   Receivables...........................................................      3
   Regulations...........................................................     15
   Release...............................................................     26
   Retained Business.....................................................      1
   Seller................................................................      1
   Seller's Estimated Closing Balance Sheet..............................      7
   Seller's Knowledge....................................................     30
   Settlement Statement..................................................     38
   Software..............................................................     27
   Subsidiary............................................................     21
   Target Working Capital................................................      7
   Taxes.................................................................     13
   Transition Services Agreement.........................................     36
   Waiver................................................................     53
   Welfare Plan..........................................................     21


                                       2